Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

Indevus Pharmaceuticals, Inc.

at

$4.50 Net Per Share in Cash and up to $3.00 Per Share in Contingent Cash Consideration

Payments

by

BTB Purchaser Inc.

a direct wholly-owned subsidiary of

Endo Pharmaceuticals Holdings Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 20, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

BTB Purchaser Inc., a Delaware corporation (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), at a price of $4.50 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus contractual rights to receive up to an additional $3.00 per Share in contingent cash consideration payments (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 5, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), among Indevus, Endo Pharmaceuticals Holdings Inc., a Delaware corporation and our direct parent (“Endo”), and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Indevus, and Indevus will be the surviving corporation (the “Merger”).

The Indevus board of directors has, subject to the terms and conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement in all respects and (iii) resolved to recommend that the holders of Shares accept the Offer and, if required, vote their Shares in favor of the adoption of the Merger Agreement and approval of the Merger.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 11 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

January 7, 2009

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company (the “Depositary”) for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3— “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

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Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

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SUMMARY TERM SHEET

Purchaser, a direct wholly-owned subsidiary of Endo, is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Indevus at a price of $4.50 net per share in cash (less any applicable withholding taxes and without interest) plus contractual rights to receive up to an additional $3.00 per share in contingent cash consideration payments, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of Indevus, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Endo, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

The Offer is by Purchaser, a recently formed Delaware corporation and a direct wholly-owned subsidiary of Endo. We have been organized in connection with this Offer and have not carried on any activities other than entering into the Merger Agreement relating to, and activities in connection with, this Offer. See Section 9.

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Endo is a specialty pharmaceutical company with market leadership in pain management. Endo is engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. Endo has a portfolio of branded products that includes established brand names such as Lidoderm®, Opana® ER and Opana®, Percocet®, Frova® and Voltaren® Gel. Branded products comprised approximately 92% of Endo’s net sales in 2007 and 93% of net sales during the period from January 1, 2008 through September 30, 2008, with 65% of Endo’s net sales in 2007 and 61% of net sales during the period from January 1, 2008 through September 30, 2008 coming from Lidoderm®. Endo’s non-branded generic portfolio, which accounted for 8% of net sales in 2007 and 7% of net sales during the period from January 1, 2008 through the September 30, 2008, currently consists of products primarily focused in pain management. Endo focuses selectively on generics that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. See Section 9.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•	Purchaser is seeking to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Indevus. See the Introduction and Section 1.

HOW MUCH ARE WE OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

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Purchaser is offering to pay (i) $4.50 per Share, net to you in cash (less any applicable withholding taxes and without interest) plus (ii) contractual rights to receive up to an additional $3.00 per Share in contingent cash consideration payments, as further described below, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal and in the Contingent Cash Consideration Agreements, the forms of which are filed as Exhibit 10.3 and Exhibit 10.4 to the Current Report on Form 8-K filed by Endo with the Securities and Exchange Commission on January 5, 2009.

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If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

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A portion of the Offer consists of contractual rights to receive certain contingent cash consideration payments. Under certain circumstances described below, we will make additional cash payments of up to $3.00 per Share, depending on whether certain new drug applications are approved by the U.S. Food and Drug Administration (“FDA”) to permit the immediate marketing and selling of two development drugs, and, in certain circumstances, on the subsequent sales success of one of the drugs thereafter, as described herein. See the Introduction and Instruction 7 of the Letter of Transmittal.

WHY IS A PORTION OF THE PRICE PER SHARE IS CONTINGENT?

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Indevus intends to file certain new drug applications with the FDA seeking approval for the right to market and sell each of (i) NEBIDO®, a long-acting intramuscular depot injection of testosterone undecanoate currently under development for the treatment of male hypogonadism and (ii) an octreotide implant currently under development for the treatment of acromegaly and carcinoid syndrome.

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If Indevus obtains FDA approval for NEBIDO® within three years of our purchasing Shares in the Offer, then Endo will pay an additional amount to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer. If FDA approval is obtained and is not subject to a “boxed warning” label (described below), then Purchaser will pay an additional $2.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer. On the other hand, if FDA approval is obtained, but is subject to a “boxed warning” label (described below), then Purchaser will pay an additional $1.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer.

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Further, if Indevus receives the above FDA approval for NEBIDO® within three years of our purchasing Shares in the Offer, but the approval is subject to a “boxed warning” label, and subsequently Endo publicly reports that net sales (as defined below) of NEBIDO® over any period of four consecutive fiscal quarters on or before the fifth anniversary of the date of the first commercial sale of NEBIDO® are at least $125,000,000, then Endo will pay an additional $1.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer.

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If Indevus obtains FDA approval for the octreotide implant within four years of our purchasing Shares in the Offer, then Endo will pay an additional $1.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer.

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Endo has agreed to deposit $175,000,000 in cash with a paying agent pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, which amount is approximately equal to the aggregate amount payable to Indevus stockholders if the NEBIDO® approval is obtained and is not subject to a “boxed warning” label (described below) by the FDA, and will be paid to the Indevus stockholders under the terms of the NEBIDO® Contingent Cash Consideration Agreement. Pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, the paying agent shall return any portion of such $175,000,000 that has not been paid to former holders of Shares to Endo on December 15, 2009, although Endo’s obligations to make payments to the Indevus stockholders may survive beyond that date.

•	No interest will accrue or be payable in respect of any of these contingent cash consideration payments. See the Introduction and Section 11.

WHAT IS THE FDA’S “BOXED WARNING” LABEL AND WHAT EFFECT DOES IT HAVE ON THE CONTINGENT CASH CONSIDERATION PAYMENT?

•	A boxed warning is ordinarily used to highlight for prescribers one of the following situations:

(1)	There is an adverse reaction so serious in proportion to the potential benefit from the drug (e.g., a fatal, life-threatening or permanently disabling adverse reaction) that it is essential that it be considered in assessing the risks and benefits of using a drug; or

(2)	there is a serious adverse reaction that can be prevented or reduced in frequency or severity by appropriate use of the drug (e.g., patient selection, careful monitoring, avoiding certain concomitant therapy, addition of another drug or managing patients in a specific manner, avoiding use in a specific clinical situation); or

(3)	the FDA approved the drug with restrictions to assure safe use because the FDA concluded that the drug can be safely used only if distribution or use is restricted.

A boxed warning can also be used in other situations to highlight warning information that is especially important to the prescriber.

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Assuming that FDA approval for NEBIDO® is obtained within three years of our purchasing Shares pursuant to the Offer, the amount of the contingent cash consideration payment (“CCCPs”) in respect of the injection will depend on whether or not the FDA requires a “boxed warning” label. If the terms of the approval of the FDA require a “boxed warning” label, then Purchaser will pay an additional $1.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer. However, if the terms of the approval of the FDA do not require a “boxed warning” label, then Purchaser will pay an additional $2.00 per Share to Indevus stockholders whose Shares are accepted for payment pursuant to the Offer. See the Introduction.

IS IT POSSIBLE THAT I WILL RECEIVE MORE THAN ONE OF THE CONTINGENT CASH CONSIDERATION PAYMENTS?

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Yes. If NEBIDO® is approved without a “boxed warning” label within three years of us purchasing Shares in the Offer and the octreotide implant is approved within four years of us purchasing Shares in the Offer, then Indevus stockholders whose Shares are accepted for payment pursuant to the Offer will be entitled to receive two CCCPs comprised of: the $2.00 per Share contingent cash consideration payment described above with respect to NEBIDO® being approved without a “boxed warning” label and the $1.00 per Share contingent cash consideration payment described above with respect to the octreotide implant approval, or $3.00 per Share in total.

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If NEBIDO® is approved with a “boxed warning” label, Endo subsequently reports that it has made at least $125,000,000 of net sales (as defined below) of NEBIDO® over four consecutive fiscal quarters on or before the fifth anniversary of the first commercial sale of NEBIDO® and the octreotide implant is approved, then Indevus stockholders whose Shares are accepted for payment pursuant to the Offer will be entitled to receive three contingent cash consideration payments comprised of: the $1.00 per Share contingent cash consideration payment described above with respect to NEBIDO® being approved with a “boxed warning” label, the $1.00 per Share contingent cash consideration payment described above with respect to the reporting of $125,000,000 of net sales (as defined below) of NEBIDO® and the $1.00 per Share contingent cash consideration payment described above with respect to the octreotide implant approval, or $3.00 per Share in total.

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If NEBIDO® is approved with a “boxed warning” label, Endo does not subsequently report that it has made at least $125,000,000 of net sales (as defined below) of NEBIDO® over four consecutive fiscal quarters on or before the fifth anniversary of the first commercial sale of NEBIDO® and the octreotide implant is approved, then Indevus stockholders whose Shares are accepted for payment pursuant to the Offer will be entitled to receive two contingent cash consideration payments comprised of: the $1.00 per Share contingent cash consideration payment described above with respect to NEBIDO® being approved with a “boxed warning” label and the $1.00 per Share contingent cash consideration payment described above with respect to the octreotide implant approval, or $2.00 per Share in total.

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If NEBIDO® is approved with a “boxed warning” label, Endo subsequently reports that it has made at least $125,000,000 of net sales (as defined below) of NEBIDO® over four consecutive fiscal quarters on or before the fifth anniversary of the first commercial sale of NEBIDO® and the octreotide implant is not approved, then Indevus stockholders whose Shares are accepted for payment pursuant to the Offer will be entitled to receive two contingent cash consideration payments comprised of: the $1.00 per Share contingent cash consideration payment described above with respect to NEBIDO® being approved with a “boxed warning” label and the $1.00 per Share contingent cash consideration payment described above with respect to the reporting of $125,000,000 of net sales (as defined below) of NEBIDO®. See the Introduction.

WHAT IF ONLY ONE OF THE DRUG APPROVALS IS OBTAINED?

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If NEBIDO® is approved by the FDA and the octreotide implant is not approved, Indevus stockholders who tender shares into the Offer will be entitled to receive one or more contingent cash consideration payments with respect to NEBIDO®, and not the contingent cash consideration payment with respect to the octreotide implant.

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If the octreotide implant is approved by the FDA and NEBIDO® is not approved, Indevus stockholders who tender shares into the Offer will be entitled to receive a contingent cash consideration payment with respect to the octreotide implant, and not the contingent cash consideration payments with respect to NEBIDO®.

•	The approval of either drug is not a condition to the contingent cash consideration payment in connection with the approval of the other drug.

WHAT WILL HAPPEN IF NEITHER DRUG APPROVAL IS OBTAINED?

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If Indevus does not obtain FDA approval to market and sell either the octreotide implant or NEBIDO®, then none of the contingent cash consideration payments will be made, and in this event the Offer Price will be $4.50 net per Share. See the Introduction.

HOW WILL “NET SALES” OF NEBIDO® BE DETERMINED?

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Net sales of NEBIDO® will be calculated as the gross amount invoiced by or on behalf of Endo or its affiliates, licensees or sublicensees for NEBIDO® sold to third parties other than licensees or sublicensees in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with Endo’s standard accounting methods as generally and consistently applied by Endo, to the extent included in the gross invoiced sales price of the product or otherwise directly paid or incurred by Endo, its affiliates, licensees or sublicensees acting on its behalf with respect to the sale of such product:

(1)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the product;

(2)	amounts repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the product;

(3)	chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of the product;

(4)	rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5)	amounts payable resulting from governmental (or agency thereof) mandated rebate programs or chargeback programs;

(6)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income) and charges of Governmental Authorities;

(7)	cash discounts for timely payment;

(8)	rebates paid to wholesalers for inventory management programs;

(9)	amounts repaid or credited or provisions made for uncollectible amounts on previously sold products; and

(10)	required distribution commissions and fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any third party providing distribution services to Endo so long as such commissions and fees are consistent with the distribution commissions and fees payable in respect to other branded prescription products commercialized by Endo;

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all as determined in accordance with Endo’s usual and customary accounting methods, which shall be in accordance with U.S. Generally Accepted Accounting Principles; or in accordance with International Financial Reporting Standards (“IFRS”), should Endo be required to, or elect to maintain records and books of accounts in accordance with IFRS. Sales from Endo to its affiliates, licensees or sublicensees shall be disregarded for purposes of calculating net sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of net sales but which are charged to third parties shall not be deducted from the invoice price in the calculation of net sales. Further: (1) In the case of any sale or other disposal of a product between or among Endo and its affiliates, licensees and sublicensees, for resale, net sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party; (2) In the case of any sale which is not invoiced or is delivered before invoice, net sales shall be calculated at the time of shipment or when the product is paid for, if paid for before shipment or invoice; and (3) In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, net sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the product in the country of sale or disposal.

IS THE ENTIRE OFFER CONTINGENT ON THE SUCCESS OF THE DRUG APPROVAL APPLICATIONS?

•	No. However, Purchaser will not pay the contingent cash consideration payments as described above, if neither drug approval is obtained. See the Introduction.

MAY I TRANSFER MY RIGHT TO RECEIVE CONTINGENT CASH CONSIDERATION PAYMENTS?

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No. The right to receive contingent cash consideration payments is contractual in nature, and may not be transferred (except by operation of law, including the laws of descent and distribution or by intestacy). See the Introduction.

WHY IS PURCHASER MAKING THIS OFFER?

•	Purchaser is making this Offer because Purchaser and Endo want to acquire Indevus. See Sections 1 and 11.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is conditioned upon, among others, the following:

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there having been validly tendered and not validly withdrawn prior to the expiration date for the Offer, as it may have been extended or re-extended pursuant to the Merger Agreement, that number of Shares which, when added to the Shares already owned by Endo and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a “fully diluted basis.” We refer to this condition (as more fully described in Section 13) as the “Minimum Tender Condition;”

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any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, and any other applicable foreign antitrust, competition or similar law having expired or been terminated;

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no applicable law and no permanent injunction or other judgment, order or decree having been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction not being and remaining in effect which has the effect of prohibiting the consummation of the Offer, the merger contemplated by the Merger Agreement (the “Merger”) or the other transactions contemplated by the Merger Agreement;

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there not having existed any temporary restraining order, preliminary injunction, pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the closing of the Offer, the Merger or other transactions contemplated by the Merger Agreement; and

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there not having been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to result in any material adverse change to the business of Indevus (as more fully described in Section 13).

•	Endo reserves the right to waive any of the conditions to the offer in its sole discretion, other than the Minimum Condition.

•	The Offer is subject to other conditions as well. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 and Section 13.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

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Yes. Indevus, Endo and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. Indevus, Endo and Purchaser have agreed that Endo will enter into the NEBIDO® Contingent Cash Consideration Agreement and the Octreotide Contingent Cash Consideration Agreement, substantially in the form attached to the Merger Agreement, which provide, among other things, for the terms and conditions of the Contingent Cash Consideration Payments. See Section 11.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

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Yes. Endo, our parent company, is a publicly traded company with an equity market capitalization of approximately $2.4 billion (based upon the closing price of Endo shares on the NASDAQ Global Market on January 6, 2009) and will provide us with the sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. See Sections 11 and 12.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No. Endo has sufficient resources which will be used to provide us with the funds necessary to purchase the Shares in the Offer.

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Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to us by Endo and contractual rights to contingent cash consideration payments and because of the lack of any relevant historical information concerning us, our financial condition is not relevant to your decision to tender in the Offer. See Section 12.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

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You will have at least until 5:00 p.m., New York City time, on Friday, February 20, 2009, to decide whether to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See also Section 1.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	Purchaser may, in its discretion, but subject to applicable law, extend the period of time during which the Offer remains open, including if the conditions to the Offer have not been satisfied.

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Purchaser will be obligated to extend the period of time during which the Offer remains open for an additional 10 days if, as of the date on which the Offer would initially expire, the Minimum Condition is not satisfied but all of the conditions to the Offer other than the Minimum Condition are satisfied.

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Purchaser will also be obligated to extend the period of time during which the Offer remains open for any period required by the Commission or the NASDAQ Global Market and until such time as the waiting period (or any extension thereof) applicable to the consummation of the Offer under the HSR Act (as defined below) has expired or terminated.

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In addition, we may also elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days nor more than 20 business days after we have accepted for payment and made payment for Shares in the Offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

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If Purchaser extends the Offer or decides to provide for a subsequent offering period, we will inform American Stock Transfer & Trust Company, the Depositary for this Offer, of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

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To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Offer, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3.

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If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3.

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In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

•	You may withdraw previously tendered Shares any time prior to the expiration of the Offer. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

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To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF INDEVUS THINK OF THE OFFER?

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Indevus’ board of directors has unanimously recommended acceptance of the Offer. Certain of the directors and executive officers owning Shares of Indevus have also individually agreed to tender their own Shares in the Offer. Indevus’ full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the Securities and Exchange Commission concurrently with the filing of our Schedule TO-T. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

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If, pursuant to the Offer, Purchaser accepts for payment and pays for at least that number of Shares that, when added to Shares then owned by Endo or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis, we will seek to merge with and into Indevus. If the Merger occurs, Indevus will become a direct wholly-owned subsidiary of Endo, and each issued and then outstanding Share (other than any Shares held in the treasury of Indevus, or owned by Endo, Purchaser or any of Endo’s other subsidiaries and any Shares held by Indevus stockholders properly seeking appraisal for their Shares) will be canceled and converted automatically into the right to receive $4.50 per Share, in cash plus the contractual right to receive any of the contingent cash consideration payments (or any greater amount per Share paid pursuant to the Offer), less any applicable withholding taxes and without interest. See the Introduction.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL INDEVUS CONTINUE AS A PUBLIC COMPANY?

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If the Merger occurs, Indevus will no longer be publicly owned. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Market or any other securities market, there may not be a public trading market for the Shares, and Indevus may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See Section 7.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share plus the contractual right to receive any of the contingent cash consideration payments as if you had tendered your Shares in the Offer.

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If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the NASDAQ Global Market or any other securities market, there may not be a public trading market for the Shares, and Indevus may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If Purchaser purchases Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur. Following acceptance of Shares for payment but prior to the Merger, or if the Merger does not occur as described above, Purchaser and its affiliates (including Endo) reserve the right at any time, subject to applicable law, to purchase Shares through the exercise of the Top-Up Option (as defined below) in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than that paid in the Offer. See Section 7.

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Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On January 2, 2009, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Market during normal trading hours was $3.15 per Share.

•	On January 6, 2009, the last full trading day before we announced the Offer, the last reported closing price per Share reported on the NASDAQ Global Market was $5.38 per Share. See Section 6.

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES IN THE OFFER?

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Yes. On January 5, 2009, certain stockholders of Indevus and affiliates of one of the directors of Indevus, including those who serve as directors or executive officers of Indevus, entered into agreements to tender their Shares. These stockholders are: Glenn L. Cooper, M.D., Michael W. Rogers, Noah D. Beerman, Mark S. Butler, Bobby W. Sandage, Jr., Ph.D., Malcolm Morville, Ph.D. and certain stockholders controlled by Sanders Morris Harris, an entity affiliated with James C. Gale, a director of the Company. An aggregate of 3,255,768 Shares, or approximately 4.2% of the outstanding Shares are subject to the Stockholder Tender Agreements. See Section 11.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

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If the conditions to the Offer as set forth in the Introduction and Section 13 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $4.50 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. After that date, if any of the approvals or events that would cause contingent cash consideration payments to become payable occur, our appointed paying agent will pay you an amount equal to the number of Shares you tendered multiplied by the amount of the corresponding contingent cash consideration payment, in all cases within 10 business days of the applicable approval or event. See Sections 1 and 2.

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

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Immediately following acceptance for payment of the Shares tendered into the Offer, Indevus has agreed, subject to certain conditions, to grant Purchaser an option to purchase (the “Top-Up Option”), at a price per Share equal to the Offer price, a number of newly issued Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of Indevus’ stockholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer. See Section 11 and Section 15.

HOW WILL MY OUTSTANDING OPTIONS, CONTINGENT STOCK RIGHTS AND EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

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Options to acquire Shares may not be tendered into the Offer. If you wish to tender Shares subject to options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

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In connection with the Offer, all options or other equity awards that are settled in or relate to Shares will be canceled in exchange for an amount in cash equal to the number of shares of Company Common Stock subject to each Company Option, multiplied by the excess, if any, of (i) the cash Merger Consideration over (ii) the per-share exercise price under such Company Stock Option. Because cash may be payable in the future in respect of CCCPs, holders of options may receive consideration at the closing and/or in the future, depending on when and whether the aggregate cash consideration paid exceeds the exercise price of such holder’s options.

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The Merger Agreement provides that prior to the date of the Merger, Endo and Purchaser shall enter into agreements with American Stock Transfer & Trust Company to ensure that Endo will honor all current commitments relating to the contingent stock rights awarded to certain stockholders as consideration in the 2007 merger between Valera Pharmaceuticals Inc. and Indevus. See Section 11.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

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If you are a U.S. holder, the receipt of the Offer Price or the consideration payable pursuant to the Merger (the “Merger Consideration”), as applicable, will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. The Offer Price and the Merger Consideration each consist of cash and rights to receive contingent cash consideration payments. There is substantial uncertainty as to the tax treatment of the rights to receive contingent cash consideration payments; consequently, the receipt of the Offer Price or the Merger Consideration, as applicable, may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes, which affects the amount of gain or loss recognized at the time of the consummation of the Offer or the Merger, as applicable. In addition, it is unclear to what extent payments in the future in respect of rights to receive contingent cash consideration payments would be taxed at capital gains rates. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more detailed explanation of the U.S. federal income tax considerations relevant to the Offer and the Merger, see Section 5—“Certain Material United States Federal Income Tax Considerations.”

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Indevus’ stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer, and who have not voted in favor of the Merger will have certain rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Indevus’ stockholders who perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from Indevus. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by Purchaser pursuant to the Offer. You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, is not an opinion as to fair value under Section 262 of the DGCL. If any stockholder of Indevus who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

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The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Indevus’ stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is filed as Exhibit (a)(5)(B) to the Schedule TO. See Section 15.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call MacKenzie Partners, Inc., the Information Agent, toll-free at (800) 322-2885. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

To All Holders of Shares of

INDEVUS PHARMACEUTICALS, INC.

INTRODUCTION

BTB Purchaser Inc., a Delaware corporation (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Indevus Pharmaceuticals, Inc., a Delaware corporation (“Indevus”), at a price of $4.50 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus contractual rights to receive up to an additional $3.00 per Share in contingent cash consideration payments (collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 5, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), among Indevus, Endo Pharmaceuticals Holdings Inc., a Delaware corporation and our indirect parent (“Endo”), and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Indevus, and Indevus will be the surviving corporation (such corporation, the “Surviving Corporation” and such merger, the “Merger”) and a direct wholly-owned subsidiary of Endo. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.” We will pay all charges and expenses of American Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”) and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”).

In accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the U.S. Food and Drug Administration (the “FDA”), Indevus intends to file certain new drug applications for the right to market and sell (i) a long-acting intramuscular depot injection of testosterone undecanoate currently under development for the treatment of male hypogonadism (such injection, “NEBIDO®” and such new drug application, the “NEBIDO® NDA”) and (ii) an octreotide implant currently under development for the treatment of acromegaly and carcinoid syndrome, which implant is a soft, flexible 6-month hydrogel implant based on the patented HYDRON® Polymer Technology that delivers octreotide, a somatostatin analogue (such octreotide implant, “Octreotide” and such new drug application, the “Octreotide NDA” or, together with the NEBIDO® NDA, the “NDAs”).

In the event that Indevus receives FDA approval of the NEBIDO® NDA on or before the third anniversary of the time at which we purchase Shares in the Offer (such time, the “Offer Closing”), then Endo will, subject to the terms described below, (i) pay an additional $2.00 per Share to stockholders of Indevus whose Shares are accepted for payment in connection with the Offer, if such approval permits the immediate marketing and selling of NEBIDO® and provides labeling for NEBIDO® that does not contain a “boxed warning” (as defined in 21 C.F.R. 201.57(c)(1)) (such approval, the “NEBIDO® With Label Approval” and such payment, the “NEBIDO® With Label Approval Contingent Cash Consideration Payment”) or alternatively, (ii) pay an additional $1.00 per Share to stockholders of Indevus whose Shares are accepted for payment in connection with the Offer, if such approval permits the immediate marketing and selling of NEBIDO® and provides labeling for NEBIDO® that contains a “boxed warning” (as defined in 21 C.F.R. 201.57(c)(1)) (such approval the “NEBIDO® Without Label Approval” and such payment, the “NEBIDO® Without Label Contingent Cash Consideration Payment”). In the event that either a NEBIDO® With Label Approval or a NEBIDO® Without Label Approval has not been obtained prior to the third anniversary of the Effective Time, then Purchaser will not pay, and tendering stockholders will not receive, the NEBIDO® With Label Contingent Cash Consideration Payment or the NEBIDO® Without Label Contingent Cash Consideration Payment, as applicable.

A boxed warning is ordinarily used to highlight for prescribers one of the following situations: (1) there is an adverse reaction so serious in proportion to the potential benefit from the drug (e.g., a fatal, life-threatening or permanently disabling adverse reaction) that it is essential that it be considered in assessing the risks and benefits of using a drug, (2) there is a serious adverse reaction that can be prevented or reduced in frequency or severity by appropriate use of the drug (e.g., patient selection, careful monitoring, avoiding certain concomitant therapy, addition of another drug or managing patients in a specific manner, avoiding use in a specific clinical situation), or (3) the FDA approved the drug with restrictions to assure safe use because the FDA concluded that the drug can be safely used only if distribution or use is restricted. A boxed warning can also be used in other situations to highlight warning information that is especially important to the prescriber.

Further, in the event that Indevus receives the NEBIDO® Without Label Approval and subsequently, Endo and its subsidiaries publicly report audited financial statements reflecting Net Sales (as defined below) of NEBIDO® of at least $125,000,000, on or prior to the fifth anniversary of the date of the first commercial sale of NEBIDO® (such event, the “NEBIDO® Net Sales Event”), then Purchaser will, subject to the terms described below, pay an additional $1.00 per Share to stockholders of Indevus whose Shares are accepted for payment in connection with the Offer (such payment, the “NEBIDO® Net Sales Contingent Cash Consideration Payment” and, together with the NEBIDO® Without Label Approval Contingent Cash Consideration Payment, the NEBIDO® With Label Approval Contingent Cash Consideration Payment and the Ocreotide Contingent Cash Consideration Payment, the “Contingent Cash Consideration Payments”). In the event that the NEBIDO® Net Sales Event does not occur prior to the fifth anniversary of the date of the first commercial sale of NEBIDO® then Purchaser will not pay, and tendering stockholders will not receive, the NEBIDO® Net Sales Contingent Cash Consideration Payment.

“Net Sales” means, with respect to NEBIDO®, the gross amount invoiced by or on behalf of Endo or its affiliates, licensees or sublicensees for NEBIDO® sold to third parties other than licensees or sublicensees in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with Endo’s standard accounting methods as generally and consistently applied by Endo, to the extent included in the gross invoiced sales price of the product or otherwise directly paid or incurred by Endo, its affiliates, licensees or sublicensees acting on its behalf with respect to the sale of such product:

(1) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the product;

(2) amounts repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the product;

(3) chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of the product;

(4) rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5) amounts payable resulting from governmental (or agency thereof) mandated rebate programs or chargeback programs;

(6) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income) and charges of Governmental Authorities;

(7) cash discounts for timely payment;

(8) rebates paid to wholesalers for inventory management programs;

(9) amounts repaid or credited or provisions made for uncollectible amounts on previously sold products; and

(10) required distribution commissions and fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any third party providing distribution services to Endo so long as such commissions and fees are consistent with the distribution commissions and fees payable in respect to other branded prescription products commercialized by Endo;

all as determined in accordance with Endo’s usual and customary accounting methods, which shall be in accordance with U.S. Generally Accepted Accounting Principles; or in accordance with International Financial Reporting Standards “IFRS”, should Endo be required to, or elect to maintain records and books of accounts in accordance with IFRS. Sales from Endo to its affiliates, licensees or sublicensees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are charged to third parties shall not be deducted from the invoice price in the calculation of Net Sales. Further: (1) In the case of any sale or other disposal of a product between or among Endo and its affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party; (2) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the product is paid for, if paid for before shipment or invoice; and (3) In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the product in the country of sale or disposal.

Endo has agreed to deposit $175,000,000 in cash with a paying agent pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, which amount is approximately equal to the aggregate amount payable to Indevus stockholders if the NEBIDO® With Label Approval occurs, and will be paid to the Indevus stockholders under the terms of the NEBIDO® Contingent Cash Consideration Agreement. Pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, the paying agent shall return any portion of such $175,000,000 that has not been paid to former holders of Shares to Endo on December 15, 2009, although Endo’s obligations to make payments to the Indevus stockholders may survive beyond that date.

Similarly, in the event that Indevus receives FDA approval of the Octreotide NDA (such approval letter, the “Octreotide Approval”) on or before the fourth anniversary of the Offer Closing, then Endo will, subject to the terms described below, pay an additional $1.00 per Share to stockholders of Indevus whose Shares are accepted for payment in connection with the Offer (such payment, the “Octreotide Contingent Cash Consideration Payment”). In the event that an Octreotide Approval has not been obtained prior to the fourth anniversary of the Offer Closing, then Purchaser will not pay, and tendering stockholders shall not receive, the Octreotide Contingent Cash Consideration Payment.

Any contractual rights to the Contingent Cash Consideration Payments will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy, and will not be evidenced by any certificate or other instrument. Upon any payment of the Contingent Cash Consideration Payment to the person identified in the appropriate portion of a Letter of Transmittal, Purchaser’s obligations with respect thereto will be fully discharged.

Endo has agreed to use commercially reasonable efforts to develop NEBIDO® for at least three years from the Offer Closing and Octreotide for at least four years from the Offer Closing. Under the Merger Agreement, “commercially reasonable efforts” means efforts and resources normally used by Endo for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. Under certain circumstances, the application of these criteria may result in the termination of the development of these drugs.

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

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there has been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement) that number of Shares which, when added to the Shares already owned by Endo and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a “fully diluted basis.” We refer to this condition (as more fully described in Section 13—“Conditions of the Offer”) as the “Minimum Tender Condition;”

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any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”) and any other applicable foreign antitrust, competition or similar law has expired or been terminated;

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no applicable law and no permanent injunction or other judgment, order or decree has been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction will be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

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there does not exist any temporary restraining order, preliminary injunction, pending or threatened suit, action or proceeding by any governmental entity that challenges or seeks to enjoin the Offer Closing, the Merger or the other transactions contemplated by the Merger Agreement; and

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there has not been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to result in any material adverse change to the business of Indevus (as more fully described in Section 13—“Conditions of the Offer”).

Endo reserves the right to waive any of the conditions to the Offer in its sole discretion, other than the Minimum Condition. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer will expire at 5:00 p.m., New York City time, on Friday, February 20, 2009, unless the Offer is extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

The Indevus board of directors has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement in all respects and (iii) resolved to recommend that the holders of Shares accept the Offer and, if required, vote their Shares in favor of the adoption of the Merger Agreement and approval of the Merger.

For factors considered by the Indevus board of directors, see Indevus’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of Indevus and each Share owned by Purchaser, Endo or any direct or indirect wholly-owned subsidiary of Endo or of Indevus immediately prior to the Effective Time which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto and any dissenting Shares) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement and Certain Other Agreements.” Section 5—“Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain material U.S. federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the approval of the Merger substantially as set forth in the Merger Agreement by the requisite vote of stockholders of Indevus, unless the Merger is consummated as a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) as described below. Under the DGCL, the affirmative vote of the issued and outstanding Shares (a “Majority Vote”), is the only vote of any class or series of Indevus’ stock that would be necessary to approve the Merger at any required meeting of Indevus’ stockholders. If, following the purchase of Shares by us pursuant to the Offer, during any subsequent offering period, or otherwise, we own outstanding Shares representing a Majority Vote, we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger Agreement to cause all Shares owned by us and our subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a “short-form merger”). Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Indevus. See Section 15—“Certain Legal Matters.”

Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, February 20, 2009, unless we, in accordance with the Merger Agreement, have extended the initial offering period of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement and Certain Other Agreements—Merger Agreement—Termination” occur.

To the extent permitted by applicable law, we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Indevus:

(1)	reduce the number of Shares subject to the Offer,

(2)	reduce the Offer Price or change the form of consideration payable in the Offer,

(3)	change, modify or waive the Minimum Tender Condition,

(4)	impose conditions to the Offer in addition to the conditions set forth in Section 13—“Conditions of the Offer” or

(5)	otherwise amend the Offer in any manner adverse to the holders of the Shares.

We may, in our sole and absolute discretion, increase the Offer Price payable in the Offer without the consent of Indevus. If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the restrictions previously identified in paragraphs (1) through (5) above.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer as of the Expiration Date, promptly following the Expiration Date, we will accept for payment, purchase and pay for any Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. Unless the Merger Agreement or the Offer is terminated in accordance with their respective terms, we may extend the Offer for any period at our sole discretion and must extend the Offer from time to time for such period as may be required by any applicable law, rule, regulation, interpretation or position if any applicable law, rule, regulation, interpretation or position of the Commission or its staff thereof or the NASDAQ Global Market applicable to the Offer requires such extension.

We must extend the Offer for one ten-day period if on the scheduled expiration date all of the conditions other than the Minimum Tender Condition have been satisfied or waived; provided, however, that we shall not be required to extend the Offer as provided above more than once. We also must extend the Offer for any period required by the Commission or the NASDAQ Global Market and until such time as the waiting period (or any extension thereof) applicable to the consummation of the Offer under the HSR Act (as defined below) has expired or terminated. We are never required to extend the Offer beyond July 1, 2009 or at any time we are entitled to terminate the Merger Agreement. See Section 11—“Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement.”

Unless the Merger Agreement or the Offer is terminated in accordance with its terms, we may in our sole discretion commence a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days to acquire additional outstanding Shares.

There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If we provide a subsequent offering period, tendering stockholders will not have withdrawal rights. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period would be an additional period of time of between three business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to not accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, Endo and Purchaser may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—“Conditions of the Offer” and “Certain Legal Matters,” without prejudice to our rights set forth in Section 13—“Conditions of the Offer.” Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to PR Newswire (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

Indevus has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Indevus’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Certain Legal Matters.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when we give oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

All Contingent Cash Consideration Payments will be made in accordance with the applicable agreement governing such Contingent Cash Consideration Payment. The contractual right to any Contingent Cash Consideration Payment will not be evidenced by any certificates. See Section 11—“Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement and Certain Other Agreements—Contingent Cash Consideration Agreements.”

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ Global Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Indevus, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Endo, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Endo, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

If we extend the Offer, we delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Date.

In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax considerations relevant to the Offer or the Merger, as the case may be, applicable to Indevus stockholders whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into the right to receive the Merger Consideration in the Merger. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all aspects of U.S. federal income taxation which may be relevant to particular Indevus stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to stockholders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary does not discuss any U.S. federal income tax considerations relevant to Indevus stockholders who are not “U.S. holders” (as defined below). If you are not a U.S. holder you should consult with your tax advisor as to the U.S. federal, state, local, and foreign tax laws applicable to the Offer and the Merger. This summary is limited to Indevus stockholders who hold their Shares as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986 (the “Code”). You are urged to consult your tax advisor regarding the U.S. federal income tax considerations relevant to the Offer and the Merger, as well as the effects of state, local, and foreign tax laws.

For purposes of this summary, a “U.S. holder” is an Indevus stockholder that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as U.S. person under the Code.

If a partnership holds Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds Shares, you should consult your tax advisor regarding the tax considerations relevant to the Offer and the Merger.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

General

The receipt of the Offer Price or the Merger Consideration, as applicable, by a U.S. holder whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the rights to receive Contingent Cash Consideration Payments, with respect to which there is substantial uncertainty.

The Offer Price and the Merger Consideration each consist of cash and rights to receive Contingent Cash Consideration Payments; consequently, the receipt of the Offer Price or the Merger Consideration, as applicable, may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of rights to receive Contingent Cash Consideration Payments will not be available because the Shares are traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the Offer Price or the Merger Consideration, as applicable, in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights to receive Contingent Cash Consideration Payments should be taxed as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The rights to receive Contingent Cash Consideration Payments also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of rights to receive Contingent Cash Consideration Payments.

Treatment as Open Transaction

Receipt of the Offer Price or the Merger Consideration, as applicable, would generally be treated as an “open transaction” if the value of the rights to receive Contingent Cash Consideration Payments cannot be “reasonably ascertained.” If the receipt of the Offer Price or the Merger Consideration, as applicable, is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally should recognize capital gain or loss for U.S. federal income tax purposes upon consummation of the Offer or the Merger, as applicable, in an amount equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the Shares tendered pursuant the Offer or converted into the right to receive the Merger Consideration pursuant to the Merger. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares tendered pursuant the Offer or converted pursuant to the Merger (i.e., Shares acquired at the same cost in a single transaction). Any such gain or loss should be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the rights to receive Contingent Cash Consideration Payments would not be taken into account in determining the holder’s taxable gain upon receipt of the Offer Price or the Merger Consideration, as applicable, and a U.S. holder would take no tax basis in the rights to receive Contingent Cash Consideration Payments, but would be subject to tax as Contingent Cash Consideration Payments were made or deemed made in accordance with the U.S. holder’s regular method of accounting. A portion of such payments would be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. It is the position of the Internal Revenue Service (“IRS”), as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant open transaction treatment.

Treatment as Closed Transaction

If the value of the rights to receive Contingent Cash Consideration Payments can be “reasonably ascertained,” the transaction generally should be treated as a “closed transaction” for U.S. federal income tax purposes, and gain or loss would be determined upon consummation of the Offer or the Merger, as applicable, in the same manner as if the transaction were an “open transaction,” except that a U.S. holder would take into account the fair market value of the rights to receive Contingent Cash Consideration Payments, determined on the date of the consummation of the Offer or the Merger, as applicable, as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of Shares. It is possible that the trading value of the Shares would be considered along with other factors in determining whether the value of the rights to receive Contingent Cash Consideration Payments is reasonably ascertainable.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the rights to receive Contingent Cash Consideration Payments will equal the fair market value of the rights to receive Contingent Cash Consideration Payments on the date of the consummation of the Offer or the Merger, as applicable. The holding period of the rights to receive Contingent Cash Consideration Payments will begin on the day following the date of the consummation of the Offer or the Merger, as applicable.

Future Contingent Cash Consideration Payments

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder of a right to receive Contingent Cash Consideration Payments should be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a right to receive Contingent Cash Consideration Payments will be treated as interest, which will be ordinary income to the U.S. holder of a right to receive Contingent Cash Consideration Payments. The interest amount will equal the excess of the amount received over its present value at the consummation of the Offer or the Merger, as applicable, calculated using the applicable federal rate as the discount rate. The applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the 3-month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the disposition of Shares in the Offer or the Merger, as applicable, to the date the amount is received or deemed received. The U.S. holder of a right to receive Contingent Cash Consideration Payments must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a right to receive Contingent Cash Consideration Payments that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Treatment as Closed Transaction. There is no authority directly on point with respect to the treatment of payments similar to the Contingent Cash Consideration Payments which are made pursuant to contingent payment rights. You should therefore consult your tax advisor as to the taxation of such payments. Under characterization as a “closed transaction,” a portion of one or more payments with respect to each right to receive Contingent Cash Consideration Payments would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the right to receive Contingent Cash Consideration Payments. To the extent that payments are not treated as such, payments may be treated as either (i) payments with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the rights to receive Contingent Cash Consideration Payments, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of the rights to receive Contingent Cash Consideration Payments in the Offer or the Merger, as applicable.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments of the Offer Price or the Merger Consideration, as applicable, as well as to Contingent Cash Consideration Payments, to holders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the United States federal income tax laws, the Depositary may be required to withhold a portion of the amount of payments made to certain holders pursuant to the Offer or the Merger, as applicable, and possibly a portion of the amount of any Contingent Cash Consideration Payments. In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the Depositary with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder pursuant to the Offer or the Merger, as applicable, as well as payments pursuant to the rights to receive Contingent Cash Consideration Payments, may be subject to backup withholding. All U.S. holders should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary or the Information Agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 9 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6.	Price Range of Shares; Dividends

According to Indevus’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, the Shares are traded on the NASDAQ Global Market under the symbol “IDEV.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NASDAQ Global Market with respect to the fiscal years ended September 30, 2007 and September 30, 2008 as stated in Indevus’ Annual Report on Form 10-K for the year ended September 30, 2008 and from public sources with respect to the subsequent periods noted below.

	High	Low
Fiscal Year Ended September 30, 2008:
July 1 through September 30, 2008	$3.80	$1.57
April 1 through June 30, 2008	5.10	1.19
January 1 through March 31, 2008	7.09	4.17
October 1 through December 31, 2007	8.22	6.88

	High	Low
Fiscal Year Ended September 30, 2007:
July 1 through September 30, 2007	$7.48	$6.00
April 1 through June 30, 2007	7.85	6.10
January 1 through March 31, 2007	7.48	6.18
October 1 through December 31, 2006	8.06	5.58

	High	Low
Current Fiscal Year:
October 1 through December 31, 2008	$3.50	$1.63
January 1, 2009 through January 6, 2009	5.45	$2.71

On January 2, 2009, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Market during normal trading hours was $3.15 per Share. On January 6, 2009, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Market during normal trading hours was $5.38 per Share. Indevus has never paid dividends. In Indevus’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Indevus has indicated that it will continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, Indevus is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Endo. See Section 14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

Effect of Merger. Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Indevus, and Indevus will be the Surviving Corporation. The Certificate of Incorporation of Indevus and the Bylaws of Indevus will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until changed or amended. The Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of Indevus immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Market. According to the published guidelines of The NASDAQ Stock Market, LLC (“NASDAQ”), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Indevus has stockholders’ equity of less than $10 million, or the bid price for a Share over a 30 consecutive business day period is less than $1. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for a Share over a 30 consecutive business day period is less than $1, or (f) (i) Indevus has stockholders’ equity of less than $2.5 million, (ii) the market value of Indevus’ listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Indevus’ net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years. Shares held by officers or directors of Indevus, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Indevus, there are approximately 78,187,842 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the

Shares are either no longer eligible for the NASDAQ Global Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

Given the current extraordinary market conditions, NASDAQ has determined to suspend the bid price and market value of publicly held shares requirements through at least Friday, April 17, 2009. In that regard, on December 19, 2008, NASDAQ filed an immediately effective rule change with the Commission, extending the period that companies will not be cited for any new concerns related to bid price or market value of publicly held shares deficiencies. NASDAQ currently anticipates that these rules will be reinstated on Monday, April 20, 2009.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Indevus upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause Indevus to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Indevus to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Indevus. Furthermore, the ability of “affiliates” of Indevus and persons holding “restricted securities” of Indevus to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Indevus

The following description of Indevus and its business has been taken from Indevus’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and is qualified in its entirety by reference to such report.

Indevus is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. Indevus’ approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, which Indevus co-promotes with its partner Allergan, Inc. (“Allergan”), VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® for the treatment of hypogonadism. Indevus markets its products through an approximately 100-person specialty sales force.

Indevus’ core urology and endocrinology portfolio contains multiple compounds in development in addition to its approved products. Indevus’ most advanced compounds are VALSTAR™ for bladder cancer, NEBIDO® for hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly and carcinoid syndrome.

In addition to Indevus’ core urology and endocrinology portfolio, there are multiple compounds outside of Indevus’ core focus area which Indevus either currently outlicenses for development and commercialization, or intends to outlicense in the future. These compounds include pagoclone for stuttering, which Indevus recently licensed to Teva Pharmaceutical Industries Ltd. (“Teva”), ALKS 27 for chronic obstructive pulmonary disease, which Indevus has been jointly developing with Alkermes, Inc. (“Alkermes”), and aminocandin for systemic fungal infections, the know-how for which Indevus licensed to Novexel S.A. (“Novexel”).

Indevus is a Delaware corporation with corporate headquarters located at 33 Hayden Avenue, Lexington, Massachusetts 02421-7971. Indevus’ telephone number at such corporate headquarters is (781) 861-8444.

Available Information. Indevus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Indevus’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Indevus’ securities, any material interests of such persons in transactions with Indevus, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Indevus’ stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Indevus, who file electronically with the Commission. The address of that site is http://www.sec.gov. Indevus also maintains an Internet website at http://www.indevus.com. The information contained in, accessible from or connected to Indevus’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Indevus’ filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Indevus contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Endo, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Indevus contained in such documents and records or for any failure by Indevus to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and Endo

Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and Merger. We are a direct wholly-owned subsidiary of Endo. The principal executive offices of Purchaser are located at c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317, where our telephone number is (610) 558-9800.

Endo. Endo is a specialty pharmaceutical company with market leadership in pain management. Endo is engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. According to Wolters Kluwer Health data, the total U.S. market for pain management pharmaceuticals, excluding over-the-counter products, totaled $21.5 billion in 2007. This represents an approximately 4% compounded annual growth rate since 2003. Endo’s primary area of focus within this market is analgesics and, specifically, opioid analgesics. In 2007, analgesics were the third most prescribed medication in the United States with over 273 million prescriptions written for this classification. Opioid analgesics is a segment that comprised approximately 80% of the analgesic prescriptions for 2007. Total U.S. sales for the opioid analgesic segment were $8.2 billion in 2007, representing a compounded annual growth rate of 6% since 2003.

Endo has a portfolio of branded products that includes established brand names such as Lidoderm®, Opana® ER and Opana®, Percocet®, Frova® and Voltaren® Gel. Branded products comprised approximately 92% of Endo’s net sales in 2007 and 93% of net sales during the period from January 1, 2008 through September 30, 2008, with 65% of Endo’s net sales in 2007 and 61% of net sales during the period from January 1, 2008 through September 30, 2008 coming from Lidoderm®. In addition, in March 2008 Endo launched Voltaren® Gel, Endo’s newly licensed topical prescription product for use in treating pain associated with osteoarthritis. Endo’s non-branded generic portfolio, which accounted for 8% of net sales in 2007 and 7% of net sales during the period from January 1, 2008 through September 30, 2008, currently consists of products primarily focused in pain management. Endo focuses on selective generics that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing.

Endo enhances its financial flexibility by outsourcing certain of its functions, including manufacturing and distribution. Currently, Endo’s primary suppliers of contract manufacturing services are Novartis Consumer Health, Inc. and Teikoku Seiyaku Co., Ltd.

Through a dedicated sales force of approximately 700 sales representatives and an additional 275 contract sales representatives throughout the United States, Endo markets its branded pharmaceutical products to high-prescribing physicians in pain management, neurology, surgery, anesthesiology, oncology and primary care. Endo’s sales force also targets retail pharmacies and other healthcare professionals throughout the United States.

On a continuous basis, Endo evaluates and, where appropriate, pursues acquisition opportunities on terms we consider favorable. In particular, Endo looks to continue to enhance its product line by acquiring or licensing rights to additional products and compounds and therefore Endo regularly evaluates selective acquisition and license opportunities. Such acquisitions or licenses may be carried out through the purchase of assets, joint ventures and licenses or by acquiring other companies.

Endo’s direct wholly-owned subsidiary, Endo Pharmaceuticals Inc. (EPI), commenced operations in 1997 by acquiring certain pharmaceutical products, related rights and assets of The DuPont Merck Pharmaceutical Company, which subsequently became DuPont Pharmaceuticals Company and was thereafter purchased by the Bristol-Myers Squibb Pharma Company in 2001. Endo Pharmaceuticals Inc. was formed by some members of the then-existing management of DuPont Merck and an affiliate of Kelso & Company who were also parties to the purchase agreement under which Endo acquired these initial assets.

Endo was incorporated in Delaware as a holding company on November 18, 1997. Endo’s principal executive offices are located at 100 Endo Boulevard, Chadds Ford, Pennsylvania 19317. Endo’s telephone number at such principal executive offices is (610) 558-9800.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Endo and Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Endo, Purchaser or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of Endo, Purchaser or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Endo, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Indevus; (b) none of Endo, Purchaser or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Indevus during the past 60 days; (c) none of Endo, Purchaser, their subsidiaries or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Indevus (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of Endo, Purchaser, their subsidiaries or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Indevus or any of its executive officers, directors or affiliates, on the other hand; and (e) other than the transaction described in the Offer to Purchase, in the past two years, there have been no negotiations, transactions or material contacts between any of Endo, Purchaser, their subsidiaries or, to the knowledge of Endo or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Indevus or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Indevus’ securities, an election of Indevus’ directors or a sale or other transfer of a material amount of assets of Indevus.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash including contractual rights to Contingent Cash Consideration Payments; (b) the Offer is not subject to any financing condition; (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (d) Endo has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.	Background of the Offer; Contacts with Indevus

Background of the Offer and the Merger; Past Contacts or Negotiations between Endo and Indevus

In the ordinary course of its business, Endo looks to continue to enhance its product line and develop a balanced portfolio of differentiated products through selective product acquisitions, in-licensing and company acquisitions. As such, Endo’s directors and officers regularly have discussions with other participants in the pharmaceuticals industry, investment bankers and industry consultants.

Following the appointment of David P. Holveck as Chief Executive Officer of Endo in April 2008, the management and Board of Directors of Endo conducted a review of Endo’s product profile and strategic focus. As part of this strategic review, the Board of Directors of Endo, together with Endo’s management, considered the expansion of Endo’s strategic focus beyond pain management and identified several therapeutic areas, including urology and endocrinology, where Endo believed it could be innovative and competitive. During the summer of 2008, Endo met with several industry consultants and investment bankers to identify potential acquisition targets in pain management and complementary therapeutic areas consistent with Endo’s expanded strategic focus. In the course of this strategic review, Endo identified Indevus as an attractive acquisition candidate for Endo given the therapeutic value of its products, as well as the demographic, health care and reimbursement trends associated with its products. Endo instructed Morgan Stanley, financial advisor to Endo, to contact Indevus to determine whether Indevus would be interested in exploring a potential strategic transaction with Endo, and to arrange a meeting between the Chief Executive Officer of Indevus and Mr. Holveck.

In early September 2008, a representative of Morgan Stanley, on behalf of Endo, contacted Glenn L. Cooper, M.D., Chairman of the Board and Chief Executive Officer of Indevus and asked Dr. Cooper if he would be interested in meeting with Mr. Holveck to discuss a potential strategic transaction with Endo. Dr. Cooper informed the Morgan Stanley representative that he would be willing to meet with Mr. Holveck.

Mr. Holveck contacted Dr. Cooper by telephone in early September 2008 and the two agreed to meet. On September 19, 2008, Mr. Holveck and Dr. Cooper met in New York City to discuss their businesses and products. At the meeting, Mr. Holveck suggested that Dr. Cooper consider exploring the possibility of a business combination of the two companies, and Mr. Holveck and Dr. Cooper discussed the possibility of entering into a confidentiality agreement to facilitate future discussions. Mr. Holveck and Dr. Cooper agreed to set up a meeting later that month with members of their respective senior management teams so that Endo could learn more about Indevus and its products. Endo and Indevus entered into a confidentiality agreement on September 30, 2008.

On September 26, 2008 Indevus announced two developments: (1) Indevus had concluded a licensing deal with Teva Pharmaceutical Industries Ltd., an Israeli manufacturer of generic and branded drugs, for pagoclone, Indevus’ product under development for the treatment of stuttering, and (2) Indevus had reached an agreement with the FDA that would allow for re-submission of the NDA for NEBIDO®. Following the announcement, the trading price of shares of Indevus increased.

On October 1, 2008, Mr. Holveck, Robert J. Cobuzzi Jr., Ph.D., Vice President and Acting Head of Corporate Development for Endo, Nancy J. Wysenski, Chief Operating Officer of Endo, Karen Adler, Vice President of Finance of Endo, Ivan Gergel, Executive Vice President of Research and Development of Endo, and representatives of Morgan Stanley met with Dr. Cooper, Michael W. Rogers, Executive Vice President, Treasurer and Chief Financial Officer of Indevus, Bobby W. Sandage, Jr., Ph.D., Executive Vice President, Research and Development and Chief Scientific Officer of Indevus, and Noah D. Beerman, Executive Vice President and Chief Business Officer of Indevus, and representatives of UBS, financial advisor to Indevus, in New York City. Indevus provided Endo with a management overview, focusing on the company’s on-market product portfolio and products in development.

On October 16, 2008, Mr. Holveck, Dr. Cobuzzi and Caroline B. Manogue, Executive Vice President and Chief Legal Officer and Secretary of Endo, presented the potential acquisition of Indevus to the Transactions Committee of Endo’s Board of Directors, which at such time was comprised of George F. Horner III, Roger H. Kimmel and Michael Hyatt. The Transactions Committee authorized Endo management to continue exploring the potential acquisition of Indevus by Endo and determined that Mr. Holveck, Dr. Cobuzzi and Ms. Manogue should present the potential acquisition of Indevus to Endo’s full Board of Directors.

On October 21, 2008, Mr. Holveck called Dr. Cooper to discuss valuation and structure in connection with a possible strategic combination of the two companies. Mr. Holveck told Dr. Cooper that Endo was considering an offer to acquire Indevus at a price of $4.50 per share plus the right to receive an additional contingent cash consideration payment of $1.00 per share linked to approval of NEBIDO® by the FDA. Mr. Holveck conveyed Endo’s belief that the proposed offer price reflected a fair value of Indevus, including existing and pipeline products, since, as of that date, $4.50 represented a 100% premium over the then-current trading price of Indevus shares, and $5.50 represented a 144% premium over the then-current trading price, as well as a significant premium to the closing price of Indevus shares since Indevus’ September 26 announcements. Mr. Holveck also noted the potential for change in the proposed price pending the outcome of Endo’s due diligence review. He further noted that the contingent consideration payment would allow Indevus stockholders to share in NEBIDO®’s future prospects.

On October 24, 2008, Mr. Holveck sent a letter of interest addressed to Dr. Cooper. In the letter of interest, Endo proposed a business combination in which Endo would acquire all of the outstanding Shares for $6.50 per Share, consisting of immediate cash consideration of $4.50 per Share, plus an additional $2.00 in the form of contingent cash consideration payments, payable upon the achievement of specified regulatory milestones relating to NEBIDO®. This non-binding and confidential letter of interest expressed Endo’s intention to finance the proposed transaction with cash on hand and was not subject to a financing condition. The non-binding offer included in the letter of interest was subject to confirmatory due diligence, the negotiation of mutually satisfactory definitive agreements, and the approval of those agreements by Endo’s Board of Directors. The letter of interest also requested a period of three to four weeks to conduct due diligence, during which time Indevus would negotiate exclusively with Endo. That afternoon, Dr. Cooper called Mr. Holveck to inform him that although he agreed to present the offer to the Indevus Board of Directors, Dr. Cooper encouraged Endo to consider increasing the contingent cash payments to be paid to Indevus stockholders.

Endo’s Board of Directors met on October 29, 2008, with representatives of Morgan Stanley and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in attendance. At that meeting, Mr. Holveck updated the Endo directors on management’s contacts with Indevus and the status of discussions between the parties. Also at that meeting, Morgan Stanley gave its preliminary views with respect to the valuation of Indevus. Endo’s Board of Directors authorized Endo’s management to continue discussions with Indevus with respect to a possible business combination.

On October 31, 2008, Indevus began providing non-public information to Endo through a virtual data room. Endo, together with its advisors, subsequently commenced a review of the available information.

On November 21, 2008, Mr. Holveck, Ms. Wysenski, Dr. Cobuzzi, Ms. Adler, Ms. Manogue and other members of the Endo management team, met with Dr. Cooper, Mr. Rogers, Dr. Sandage, Mr. Beerman and other members of the Indevus management team in New York City to discuss the business and products of Indevus. Representatives of Skadden, Morgan Stanley and UBS were also in attendance. On November 25, 2008, Mr. Holveck and Dr. Cobuzzi met with Dr. Cooper in Boston to discuss the status of negotiations and due diligence, at which time Dr. Cooper requested that Endo increase the per share consideration offered to Indevus stockholders and to consider an additional contingent cash consideration payment linked to approval of Octreotide. Mr. Holveck and Dr. Cobuzzi agreed to take Indevus’ request to the Endo Board of Directors for its consideration.

Endo’s review of the Indevus non-public information continued and Endo’s manufacturing team visited Indevus’ Cranbury, New Jersey manufacturing facilities on December 3, 2008.

On December 9, 2008, the Transactions Committee of Endo’s Board of Directors, which at such time was comprised of Messrs. Horner, Kimmel and Hyatt, as well as Joseph C. Scodari, a member of the Endo Board of Directors, met with representatives of Morgan Stanley to discuss the valuation of Indevus.

Endo’s Board of Directors met on December 10, 2008 and authorized Mr. Holveck to propose an offer price of $4.50 in immediate cash consideration and contingent cash consideration payments of up to $2.00 linked to NEBIDO® approval and sales milestones and $1.00 linked to FDA approval of Octreotide.

Representatives of Skadden and Morgan Stanley were also in attendance. Mr. Holveck contacted Dr. Cooper by telephone the same day to convey the revised offer price.

Mr. Holveck and Dr. Cooper spoke by telephone the following day. During the call, Dr. Cooper agreed to take Endo’s proposal to the Indevus Board of Directors, and he and Mr. Holveck discussed the contingent cash consideration payments in detail. Mr. Holveck told Dr. Cooper that Endo required end dates of June 2010 and June 2011 on its obligation to make contingent cash consideration payments, after which time no additional cash consideration would be paid upon the occurrence of each of the NEBIDO® and Octreotide approval and NEBIDO® sales milestones. Dr. Cooper stated that the proposed end dates to such obligations would be problematic and were not likely to be acceptable to the Indevus Board of Directors. No agreement was reached at that time with respect to the issue, and the parties agreed to further consider their positions. Mr. Holveck informed Dr. Cooper that Endo would undertake to complete its financial and legal diligence the following week.

On December 11, 2008, additional telephonic meetings were held between management teams and outside counsel of Endo and Indevus to discuss due diligence issues and matters.

On December 12, 2008, Mr. Holveck sent a letter to Dr. Cooper, in which Mr. Holveck reiterated the $7.50 per share purchase price, including the contingent cash consideration payments. Mr. Holveck stipulated that the contingent cash consideration payments linked to NEBIDO® would be payable upon the approval of NEBIDO® for hypogonadism by an outside date to be negotiated and with labeling consistent with the FDA guidance contained in recent FDA correspondence relating to NEBIDO®. The contingent cash consideration payment linked to the octreotide implant would be payable upon the approval of Octreotide for acromegaly by an outside date to be negotiated. Also on that date, Endo sent a draft merger agreement to Indevus.

Throughout the day on December 13, 2008, Mr. Holveck and Dr. Cooper had several telephone calls in which they discussed the proposed offer price and the contingent cash consideration payments. Dr. Cooper acknowledged the importance of the NEBIDO® label and agreed to ask the Indevus Board of Directors to consider bifurcating the payment obligation of Endo linked to NEBIDO®, such that Indevus stockholders would receive $2.00 in the event that the drug is approved without a boxed warning or $1.00 in the event that the drug is approved with a boxed warning and an additional $1.00 contingent cash consideration payment to Indevus stockholders in the event that the sales of NEBIDO® are at least $125 million in any four consecutive calendar quarters during the first five years following launch of the product despite the requirement to include a boxed warning. Dr. Cooper and Mr. Holveck also discussed a $1.00 contingent cash consideration payment to Indevus stockholders upon approval of Octreotide for acromegaly. Dr. Cooper agreed to discuss the contingent cash consideration payments with the Indevus Board of Directors. Dr. Cooper and Mr. Holveck also agreed to consider end dates to Endo’s obligations to make contingent cash consideration payments. Later that day, Dr. Cooper sent an email to Mr. Holveck, Ms. Manogue and Skadden, memorializing the telephone call with Mr. Holveck.

On December 14, 2008, Dr. Cooper called to inform Mr. Holveck that the Indevus Board of Directors had authorized Indevus management to negotiate definitive documentation for an acquisition transaction pursuant to which Indevus stockholders would receive $4.50 per share in immediate cash consideration and the right to receive up to $3.00 per share in contingent cash consideration payments.

On December 16 and 17, 2008, members of Endo and Indevus senior management, as well as representatives of Morgan Stanley, UBS, Skadden and Burns & Levinson LLP (“Burns & Levinson”), counsel for Indevus, met at Skadden’s offices in New York City to negotiate the merger agreement and the agreements governing the contingent cash consideration payments and to discuss integration issues. Among other issues, the parties discussed the outside date for completion of the transaction, the end dates for Endo’s obligation to make contingent cash consideration payments, whether the $1.00 contingent cash consideration payment relating to Octreotide would also be payable upon approval of the drug for treatment of carcinoid syndrome, and a proposal to structure the transaction as a tender offer by Endo for all outstanding shares. Based on several factors regarding the timing of the proposed transaction, Endo and Indevus determined that a two-step tender offer was the most appropriate structure for the acquisition, and, following a request from Indevus, determined that the Offer would be open for 45 calendar days.

Over the course of the next several days, the parties continued to negotiate the terms of the draft merger agreement, the contingent cash consideration payment agreements, and related documentation.

On December 29, 2008, representatives of Skadden communicated to representatives of Burns & Levinson that the $1.00 contingent cash consideration payment relating to the octreotide implant would be payable upon approval of the drug for the first approval of either the treatment of acromegaly or carcinoid syndrome. Also on December 29, 2008, Endo’s Board of Directors met to discuss the potential acquisition of Indevus. Representatives of Endo’s management, Skadden and Morgan Stanley were in attendance.

On December 30, 2008, Endo established BTB Purchaser Inc., a direct wholly-owned subsidiary, to act as the purchaser in the tender offer for all outstanding Indevus shares.

On December 31, 2008, Mr. Horner’s resignation from Endo’s Board of Directors and Mr. Scodari’s appointment to the Transactions Committee became effective.

On January 4, 2009, Endo’s Board of Directors and members of management met to discuss the potential acquisition of Indevus. Representatives of Skadden and Morgan Stanley were also in attendance. Representatives of Skadden advised Endo’s Board of Directors of certain legal matters related to the transaction and of its fiduciary duties.

On January 5, 2009, Endo’s Board of Directors and members of management met to discuss the potential acquisition of Indevus. Representatives of Skadden and Morgan Stanley were also in attendance. Representatives of Morgan Stanley presented Endo’s Board of Directors with its valuation analysis and opinion as to the fairness of the transaction. At the conclusion of this meeting, Endo’s Board of Directors unanimously adopted resolutions which, among other things, (i) ratified, confirmed, approved and adopted each of the Merger Agreement, the Stockholder Tender Agreement (as defined above) and the Contingent Cash Consideration Agreements (as defined above) in all respects, and (ii) declared the Offer advisable and in the best interests of Endo’s stockholders.

Also on January 5, 2009, Indevus’ Board of Directors met to discuss Endo’s potential acquisition of Indevus. Representatives of Burns & Levinson and UBS Securities LLC were also in attendance. At the conclusion of this meeting, Indevus’ Board of Directors unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement in all respects and (iii) resolved to recommend that the holders of Shares accept the Offer and, if required, vote their Shares in favor of the adoption of the Merger Agreement and approval of the Merger.

On January 5, 2009, Endo and Indevus issued press releases announcing the execution of the Merger Agreement.

On January 7, 2009, Purchaser commenced the Offer.

Certain Projected Financial Information of Indevus

In connection with the transaction process, Indevus provided Endo with certain nonpublic projected and budgeted financial information about Indevus on a stand-alone basis. Indevus advised Endo that Indevus’ internal financial forecasts (upon which the projections provided to Endo were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Indevus also advised Endo that the projections reflect numerous assumptions (not all of which were provided to Endo), all made by Indevus management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond Indevus’ control. Accordingly, there can be no assurance that the assumptions made by Indevus in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by Indevus. The projections cover multiple years and such information by its nature becomes less reliable with each successive year. None of the projections reflects any impact of the proposed merger.

Indevus has informed Endo that these projections:

•	are dependent on fluctuations in demand for Indevus’ products;

•

were based on the assumption that each of Indevus’ current drug candidates that are in various stages of clinical trials ultimately is approved by the FDA, without delay and for human use, following the conclusion of the pending trials and any subsequent trials that are anticipated by Indevus (not taking into account the inherent uncertainty of drug development);

•

assume that all products in development would result in commercial sales, even though assume these pipeline products have not yet been approved, and may never be approved, and it is not possible to accurately predict whether or when such approvals may occur;

•	assume revenue contributions of yet-to-be partnered outlicensing candidates for development programs that have not yet been approved by the FDA;

•	assume that no product will be subject to generic substitution, recalled or subject to any black-box labeling requirements during the period covered by the projections;

•	assume no manufacturing issues that may adversely affect product supply;

•	assume that no new governmental regulations or adverse changes in managed care reimbursement or coverage will be adopted hindering Indevus’ ability to sell products;

•	assume that future cost growth will reflect and not exceed historical rates;

•	assume that Indevus’ future price increases will reflect and not be less than historical rates;

•	do not account for income statement or cash flow impact of required additional financing to support business plan;

•

assume revenue and margin contributions from certain international markets based on management judgments of expected market size and potential selling price for products; these international opportunities are still dependent on obtaining the appropriate regulatory approvals and marketing authorizations and upfront and milestone payments on outlicenses;

•	assume that manufacturing scale economies are achieved at the Cranbury, New Jersey manufacturing plant; and

•	reflect numerous other assumptions (not all of which were provided to Endo) made by Indevus management, with respect to general business, economic, market and financial conditions and other matters.

Excerpts of the projections provided by Indevus management included the following for Indevus on a consolidated basis:

	Fiscal Year Ending September 30,
(in millions)	2009	2010	2011
Total Revenue	$107.1	$197.0	$312.6
Less US Sanctura Revenue (including deferred revenue, salesforce subsidy and financed royalty)	(50.7)	(59.2)	(73.1)

Net Product Revenue	56.4	137.8	239.5
EBITA	$(15.3)	$20.4	$101.6
Net Income	$(38.8)	$1.0	$83.3

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Endo, Purchaser, Indevus or their respective affiliates or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because Indevus made them available to Endo in connection with Endo’s due diligence review of Indevus.

None of Endo, Purchaser, Indevus or any of their respective affiliates or representatives makes any representation to any stockholder regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided. Endo management prepared its own estimates of Indevus’ operating performance, and Endo did not base the Offer described in this Offer to Purchase on the Indevus projections.

It is Endo’s understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and Indevus’ independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Indevus may achieve the results contained in the projections, and accordingly assume no responsibility for them.

Endo or any respective affiliate or representative did not participate in preparing, nor do they express any view on, the projections summarized above, or the assumptions underlying such information. The summary of the Indevus projections is not included in this information statement/prospectus in order to influence any Indevus stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Indevus shares into the Offer or whether or not to seek appraisal rights with respect to the Shares.

11.	Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer and Plans for Indevus

The purpose of the Offer and the Merger is for Endo and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Indevus. Pursuant to the Merger, Endo will acquire all of the stock of Indevus not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of Indevus who sell their Shares in the Offer will cease to have any equity interest in Indevus or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Indevus. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Indevus will not bear the risk of any decrease in the value of Indevus.

Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Endo is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Indevus board of directors. See “The Merger—Organizational Documents, Directors and Officers of the Surviving Corporation.” below. At the Effective Time, the Certificate of Incorporation of Indevus and the Bylaws of Indevus, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and Bylaws. The directors of Purchaser will become the directors of the Indevus until their respective successors are duly elected or appointed. See “The Merger—Organizational Documents, Directors and Officers of the Surviving Corporation” below.

Endo and Purchaser are conducting a detailed review of Indevus and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances which exist upon completion of the Offer. Endo and Purchaser will continue to evaluate the business and operations of Indevus during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Endo intends to review such information as part of a comprehensive review of Indevus’ business, operations, capitalization and management with a view to optimizing development of Indevus’ potential in conjunction with Indevus’ existing businesses. We expect that all aspects of Indevus’ business will be fully integrated into Endo. However, plans may change based on further analysis including changes in Indevus’ business, corporate structure, charter, bylaws, capitalization, board of directors and management, although, except as disclosed in this Offer to Purchase, Endo and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Endo nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving Indevus or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Indevus’ capitalization, corporate structure or business. Prior to the Expiration Date, Endo may cause Purchaser to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Endo’s obligations under the Merger Agreement.

Summary of the Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed by Endo and Purchaser with the Commission on January 7, 2009 (the “Schedule TO”) as amended by Amendment No. 1 thereto, a copy of which is filed as Exhibit (d)(4) to the Schedule TO, each of which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the Commission with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 under “Available Information.” Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The Offer

The Offer. The Merger Agreement provides that Endo and Purchaser will commence the Offer to purchase any and all of the outstanding Shares. The obligations of Purchaser to, and of Endo to cause Purchaser to, accept for payment and pay for, any Shares tendered pursuant to the Offer are subject only to the conditions described in Section 13—”Conditions of the Offer” (each such condition, an “Offer Condition”). Purchaser expressly reserves the right to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of Indevus, Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in “Conditions of the Offer” or (v) otherwise amend the Offer in any manner adverse to the holders of Shares.

The initial expiration date of the Offer is 5:00 p.m., New York City time, on Friday, February 20, 2009. Notwithstanding anything in the Merger Agreement to the contrary, Purchaser (i) may, in its sole discretion, without Indevus’ consent, extend the Offer on one or more occasions for any period, if on any then-scheduled expiration date of the Offer any of the Offer Conditions is not satisfied or, in Purchaser’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived, (ii) will extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) will extend the Offer for ten days, if on any then-scheduled expiration date of the Offer, the waiting period (or any extension thereof) applicable to the consummation of the Offer under the HSR Act has not expired or terminated; provided, however, that in no event will Purchaser be required to extend the Offer beyond July 1, 2009 or at any time Purchaser is entitled to terminate the Merger Agreement. However, Purchaser must extend the Offer for one ten-day period if, on the then-scheduled expiration date of the Offer, the Minimum Tender Condition is not satisfied but all of the other Offer Conditions are satisfied or waived; provided, however, that in no event will Purchaser be required to extend the Offer as provided above more than once, or beyond July 1, 2009 or at any time Endo or Purchaser are entitled to terminate the Merger Agreement.

On the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date of the Offer (as it may be extended and re-extended). Purchaser expressly reserves the right to, in its sole discretion, following acceptance for payment of Shares upon expiration of the Offer (the “Offer Closing”), extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

Indevus Actions. Indevus has consented to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and represented that the Indevus Board of Directors, unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement in all respects and (iii) resolved to recommend that the holders of Shares accept the Offer and, if required, vote their Shares in favor of the adoption of the Merger Agreement and approval of the Merger.

Directors. The Merger Agreement provides that, effective upon the Offer Closing, Endo will be entitled to designate the number of directors, rounded up to the next whole number, on the Indevus Board of Directors that equals the product of (i) the total number of directors on the Board of Directors and (ii) the percentage that the number of Shares beneficially owned by Endo and/or Purchaser (including shares accepted for payment) bears to the total number of shares outstanding, and Indevus will cause Endo’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, Indevus will also cause individuals designated by Endo to constitute the number of members, rounded up to the next whole number, on each committee of the Board of Directors and as requested by Endo, each board of directors of each subsidiary of Indevus (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors.

Top-Up Option. Indevus has granted Purchaser an irrevocable option (the “Top-Up Option” ) to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Endo and Purchaser immediately following consummation of the Offer, constitutes one Share more than 90% of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or, as may be elected by Endo, on a primary basis as of immediately prior to the issuance of such shares, for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is subject to certain additional terms and conditions, including that that Purchaser must own as of such time less than one more than 90% of the Shares then outstanding.

The Merger

The Merger. The Merger Agreement provides that, after the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Indevus, and Indevus will be the Surviving Corporation.

Organizational Documents, Directors and Officers of the Surviving Corporation. The Merger Agreement provides that at the Effective Time, the Certificate of Incorporation of Indevus and the Bylaws of Indevus will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of Indevus immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

Effects of the Merger; Exchange of Certificates

Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held in the treasury of Indevus, (ii) each Share owned by Purchaser, Endo or any direct or indirect wholly-owned subsidiary of Endo or of Indevus immediately prior to the Effective Time, and (iii) any dissenting Shares) will be canceled and will be converted automatically into the right to receive the Merger Consideration, which is comprised of cash and Contingent Cash Consideration Payments equal in form and amount to the Offer Price paid in the Offer.

Treatment of Options. The Merger Agreement provides that effective as of the Effective Time, Indevus will take all necessary action to provide that, effective as of the closing of the Merger (the “Closing”), the Company Stock Plans and all Indevus stock options outstanding immediately before the Closing will be canceled and of no further force or effect. Each holder of outstanding options under Indevus’ stock plans shall receive consideration equal to (A) the number of Shares subject to each such option, multiplied by the excess, if any, of (i) the cash portion of the Merger Consideration over (ii) the per-share exercise price under such option. Because cash may be payable in the future in respect of Contingent Cash Consideration Payments, holders of options may receive consideration at the closing and/or in the future, depending on when and whether the aggregate cash consideration paid exceeds the exercise price of such holder’s options.

NEBIDO® Contingent Cash Consideration Payment Escrow. Under the Merger Agreement, at the Offer Closing, Endo will deposit $175,000,000 in cash with the Paying Agent under the NEBIDO® Contingent Cash Consideration Agreement, which amount is approximately equal to the aggregate Approval With Label Payment Amount (as defined above) payable upon the occurrence of the Approval With Label Milestone Date (as defined above) by such Paying Agent in accordance with the NEBIDO® Contingent Cash Consideration Agreement. Pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, the paying agent shall return any portion of such $175,000,000 that has not been paid to former holders of Shares to Endo on December 15, 2009, although Endo’s obligations to make payments to the Indevus stockholders may survive beyond that date.

Representations and Warranties

Representations and Warranties of Indevus. In the Merger Agreement, Indevus has made customary representations and warranties to Endo and Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authority relative to the Merger Agreement, no conflict, required filings and consents, permits, compliance, Commission filings, financial statements, absence of certain changes or events, FDA and related matters, taxes, change of control arrangements, no excess parachute payment, absence of litigation, material contracts, employee benefit plans, labor and employment matters, intellectual property, stockholders’ rights agreement, brokers, schedule of fees and expenses, and insurance.

For purposes of the Merger Agreement, the phrase “Company Material Adverse Effect” means, with respect to Indevus, (1) any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) results in any change or effect that is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of Indevus and its subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation by Indevus of the Merger or the other transactions contemplated by the Merger Agreement; provided that none of the following will be deemed, either alone or in combination, to constitute a Company Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Indevus participates, including any changes to reimbursement rates related to any Products (as defined in the Merger Agreement), (C) any failure, in and of itself, by Indevus to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred), (D) the effect of any change in any applicable law or GAAP or (E) any change, effect, event, occurrence, state of facts or development resulting from any action required pursuant to the terms of the Merger Agreement; except, in the cases of clauses (A), (B) or (D) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Indevus and its subsidiaries as compared to other participants in the industry in which Indevus participates or (2) the occurrence of a Hydron Impeding Event; provided, that neither (X) Indevus’ receipt of notice from the FDA that additional clinical trials with respect to Octreotide will be required for approval by the FDA of Octreotide nor (Y) the publication of the results of the clinical trial relating to PRO 2000 sponsored by the National Institutes of Health will, in and of itself, constitute a Company Material Adverse Effect.

For purposes of the Merger Agreement, the phrase “Hydron Impeding Event” means (1) any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, the effect of which shall be that an approved prescription pharmaceutical product using the Hydron Technology is voluntarily or involuntarily recalled from the market due to safety or efficacy issues relating to the Hydron Technology or (2) any regulatory occurrence or event that would reasonably be expected to materially and negatively affect future sales of any product utilizing the Hydron Technology. For purposes of the Merger Agreement, the phrase “Hydron Technology” means Indevus’ hydrogel implant technology for subcutaneous drug delivery (currently known as “Hydron”), and any products incorporating or utilizing such technology.

Representations and Warranties of the Endo and Purchaser. In the Merger Agreement, each of Endo and Purchaser has made customary representations and warranties to Indevus with respect to, among other matters, corporate organization, good standing, authority relative to the Merger Agreement, no conflict, required filings and consents, commission filings, financial statements, absence of certain charges or events, litigation, financing, and brokers.

For purposes of the Merger Agreement, “Parent Material Adverse Effect” means, with respect to Endo, any change, effect, event, occurrence, state of facts or development which individually or in the aggregate prevents or materially impedes, interferes with, hinders or delays the consummation by Endo of the Merger or the other transactions contemplated by the Merger Agreement.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement—the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement and as of the Closing Date or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business. The Merger Agreement provides that, until the earlier of (1) such time as Endo’s designees first constitute at least a majority of the Indevus board of directors and (2) the Effective Time, except as otherwise consented to by Endo in writing (such consent not to be unreasonably delayed), and except as disclosed in the Indevus Disclosure Letter or as otherwise explicitly required by the Merger Agreement, Indevus will, and will cause its subsidiaries to, conduct their respective businesses only in the ordinary course of business consistent with past practice, and Indevus and its subsidiaries will use their reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of Indevus and its subsidiaries with customers, suppliers, licensors, licensees, distributors and other entities with which Indevus or its subsidiaries have business dealings. The Merger Agreement also provides that, except as required by the Merger Agreement and subject to certain exceptions, until the earlier of (1) such time as Endo’s designees first constitute at least a majority of the Indevus board of directors and (2) the Effective Time, neither Indevus nor any of its subsidiaries will do certain specified actions without the prior written consent of Endo (such consent not to be unreasonably withheld or delayed), including, among other things, amending its organizational documents, declaring or paying any dividends, issuing or selling its securities or granting options, acquiring any shares of its capital stock, incurring or guaranteeing indebtedness for borrowed money, making any loans, disposing of any material assets, making acquisitions, changing accounting policies, amending the terms or conditions of employment or benefits for any officers, directors or employees, materially modifying any material contract, entering into any material contract relating to the development or commercialization of any marketed or development products or services or pharmaceutical product, entering into agreements with any officers or directors, commencing operations of any material business, taking any material action with respect to taxes, settling litigation, authorizing or making any capital expenditures in excess of $150,000 or, in the aggregate, in excess of $500,000 (except for certain planned expenditures approved by Endo), failing to protect or maintain material intellectual property, or authorizing or agreeing to take any of the foregoing actions.

Transition Committee. As soon as practicable after the date of the Merger Agreement, Endo and Indevus agreed to create a joint transition management committee (the “Transition Committee”) consisting of two Representatives from each of Endo and Indevus as agreed by the Chief Executive Officers of Endo and Indevus. The Transition Committee shall be responsible for organizing, developing, managing and implementing a transition plan for the prompt and efficient integration of the business organizations of Endo, Indevus and their respective subsidiaries, subject to the requirement that control of management, properties and assets of Endo and Indevus shall at all times prior to the Effective Time remain under the control of their respective Boards of Directors.

Reasonable Best Efforts. The Merger Agreement provides that each party will make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act (such report form, the “Report Form”) with respect to the transactions contemplated by the Merger Agreement and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental entities under foreign competition laws relating to the transactions.

The parties to the Merger Agreement agree to act in good faith and reasonably cooperate with the other parties in connection with any investigation of any governmental entity, including using reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party will give the other parties reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any filings, forms, declarations, notifications, registrations or notices, and permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the transactions contemplated by the Merger Agreement. None of the parties will independently participate in any meeting, or engage in any substantive conversation, with any governmental entity in respect of any filings or inquiry without giving the other parties prior notice of the meeting and, unless prohibited by such governmental entity, the opportunity to attend and/or participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any competition law. Without limiting the foregoing, Indevus and Endo will each use its reasonable best efforts: (i) to avoid the entry of any judgment that would restrain, prevent or delay the Closing; (ii) to eliminate every impediment under any competition law that may be asserted by any governmental entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than July 1, 2009); and (iii) vigorously to contest and resist any such action or proceeding, including any administrative or judicial action.

The parties agree to use reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental entities and the making of all other necessary registrations and filings (including filings with governmental entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer or the Merger that are necessary to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement, (iii) the preparation of the Proxy Statement and any other documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its Affiliates and its subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any regulatory matters.

No Solicitation. Neither Indevus, its subsidiaries, nor its representatives will, directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any entity any information with respect to, or otherwise cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal. Indevus will, and will cause its subsidiaries and its representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any entity conducted with respect to any proposal that constitutes, or is reasonably expected to lead to, any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to the Offer Closing, in response to a bona fide written Company Takeover Proposal that the Indevus Board determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Superior Proposal, and which Company Takeover Proposal was not solicited after the date of the Merger Agreement, was made after the date of the Merger Agreement and did not otherwise result from a breach of the solicitation provisions of the Merger Agreement, Indevus may, if a majority of the Indevus Board determines (after consultation with outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to Indevus’ stockholders, and subject to compliance with all no solicitation rules and after giving Endo written notice of such determination, (x) furnish information with respect to Indevus and its subsidiaries to the entity making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (which agreement will include a customary “standstill” or similar covenant) not less restrictive of such entity than the confidentiality agreement that Indevus entered into with Endo; provided that (1) all such information has previously been provided to Endo or is provided to Endo prior to the time it is provided to such entity and (2) such customary confidentiality agreement expressly provides the right for Indevus to comply with the terms of the Merger Agreement, and (y) participate in discussions or negotiations with the entity making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.

The term “Company Takeover Proposal” means any inquiry, proposal or offer from any entity relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any Product or of assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of Indevus and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Indevus or any its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Indevus or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Indevus or any of its subsidiaries pursuant to which any entity or the stockholders of any entity would own 15% or more of any class of equity securities of Indevus or any of its subsidiaries or of any resulting parent company of Indevus, other than the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, the term “Superior Proposal” means a bona fide Company Takeover Proposal (provided, that for purposes of this definition references to 15% in the definition of “Company Takeover Proposal” will be deemed to be references to 50%) which the Indevus Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Indevus from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer and the Merger Agreement (including any changes to the terms of the Offer and the Merger Agreement proposed by Endo in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Neither the Indevus Board nor any committee thereof will, (i) (A) withdraw (or qualify or modify in a manner adverse to Endo or Purchaser), or publicly propose to withdraw (or qualify or modify in a manner adverse to Endo or Purchaser), the adoption, approval, recommendation or declaration of advisability by the Indevus Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Indevus or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement referred to above). Notwithstanding the foregoing, at any time prior to obtaining the approval of Indevus’ stockholders, the Indevus Board may make a Company Adverse Recommendation Change if a majority of the Indevus Board determines (after consultation with outside counsel) that it is necessary to take such actions in order to comply with its fiduciary duties to the stockholders of Indevus under applicable law; provided, however, that no such Company Adverse Recommendation Change may be made until after the fifth calendar day following Endo’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from Indevus advising Endo that the Indevus Board intends to take such action and specifying the reasons thereof, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Indevus Board (it being understood and agreed that (x) any amendment to any material term of such Superior Proposal or (y) with respect to any previous Company Adverse Recommendation Change, any material change in the principal stated rationale by the Indevus Board for such previous Company Adverse Recommendation Change, will, in the case of either (x) or (y), require a new Company Notice of Adverse Recommendation and a new five (5) calendar day-period). In determining whether to make a Company Adverse Recommendation Change, the Indevus Board will take into account any changes to the terms of the Merger Agreement proposed by Endo in response to a Company Notice of Adverse Recommendation or otherwise.

Indevus will promptly advise Endo orally and in writing (and in any case within 24 hours) of any Company Takeover Proposal or any inquiry that is reasonably expected to lead to any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the entity making any such Company Takeover Proposal or inquiry, and (ii) Indevus will (A) keep Endo fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Company Takeover Proposal or inquiry and (B) provide to Endo promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Indevus or any of its subsidiaries from any entity that describes any of the terms or conditions of any Company Takeover Proposal or inquiry. In addition, during the period from the date of the Merger Agreement through the Offer Closing, Indevus will not terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its subsidiaries is a party. During such period, Indevus will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

Stockholder Litigation. Indevus shall give Endo the opportunity to participate (at Endo’s expense) in the defense or settlement of any stockholder Litigation against Indevus and its directors relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that no such settlement shall be agreed to without Endo’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Endo shall not be obligated to consent to any settlement which does not include full release of Endo and its Affiliates or which imposes an injunction or other equitable relief upon Endo or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Employee Matters. The Merger Agreement provides that, for a period of one year following the Offer Closing, Endo will, or it will cause the Surviving Corporation to either provide the employees of Indevus and its subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Endo, the Surviving Corporation or any of their respective subsidiaries with (i) compensation and benefits (excluding equity based compensation) which have a value substantially comparable, in the aggregate, to the compensation and benefits provided by Indevus and its subsidiaries as of the date of the Merger Agreement or (ii) compensation and benefits that have a value substantially comparable, in the aggregate, to the Covered Employees as compared to those provided to similarly situated employees of Endo and its subsidiaries. Effective not later than the Closing Date, Endo will establish a retention program for those Indevus employees Endo determines to seek to retain. Endo will have no obligation and Indevus will take no action that would have the effect of requiring Endo or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

For purposes of determining eligibility to participate in, and non-forfeitable rights under, but not for purposes of benefit accrual under, any employee benefit plan or arrangement of Endo or the Surviving Corporation or any of their respective subsidiaries, Covered Employees will receive service credit for service with Indevus (and with any predecessor or acquired entities or any other entities for which Indevus granted service credit) as if such service had been completed with Endo; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

Director and Officer Indemnification and Insurance. For not less than six (6) years from and after the Effective Time, Endo agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of Indevus to the same extent such persons are indemnified as of the date of the Merger Agreement by Indevus pursuant to its Certificate of Incorporation and Bylaws and indemnification agreements, if any, in existence on the date of the Merger Agreement with any directors, officers or employees of Indevus for acts or omissions occurring at or prior to the Effective Time; provided, however, that Endo agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. Endo will cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, Indevus’ current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than Indevus’ existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement; provided that Endo may substitute therefor a single premium tail coverage with respect to D&O Insurance at a level at least as favorable as in the D&O Insurance.

Development Drugs. The Merger Agreement provides that from and after the Offer Closing, Endo will use commercially reasonable efforts to develop, in the ordinary course, NEBIDO® and Octreotide; provided, that, with respect to (i) NEBIDO®, Endo’s development obligations under this section will terminate three (3) years after the Offer Closing and (ii) with respect to Octreotide, Endo’s development obligations under this section will terminate four (4) years after the Offer Closing. For the purposes of this section, “commercially reasonable efforts” means efforts and resources normally used by Endo for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

Pre-Existing Contingent Stock Rights. Under the Merger Agreement, prior to the Effective Time, Endo will:

(a) pursuant to the Stent Contingent Stock Rights Agreement, dated as of April 17, 2007, between Indevus and American Stock Transfer & Trust Company (“ASTTC”), which is filed as Exhibit 10.2 to the Current Report on Form 8-K of Indevus, filed with the Commission on April 17, 2007 (such Stent Contingent Stock Rights Agreement, the “Stent Contingent Stock Rights Agreement”), execute and deliver to ASTTC a supplemental contingent stock rights agreement, providing that Endo will (i) provide such cash and Contingent Cash Consideration Payments as any Holder (as defined in the Stent Contingent Stock Rights Agreement) would be entitled in accordance with the terms of the Stent Contingent Stock Rights Agreement upon the occurrence of the Milestone Date (as defined in the Stent Contingent Stock Rights Agreement), and (ii) perform and observe each and every covenant, condition, obligation and liability under the Stent Contingent Rights Agreement to be performed and observed by Indevus; and

(b) pursuant to the Octreotide Contingent Stock Rights Agreement, dated as of April 17, 2007, between Indevus and ASTTC, which is filed as Exhibit 10.3 to the Current Report on Form 8-K of Indevus, filed with the Commission on April 17, 2007 (such Octreotide Contingent Stock Rights Agreement, the “Octreotide Contingent Stock Rights Agreement”), execute and deliver to ASTTC a supplemental contingent stock rights agreement, providing that the Surviving Corporation will (i) provide such cash and Contingent Cash Consideration Payments as any Holder (as defined in the Octreotide Contingent Stock Rights Agreement) would be entitled in accordance with the terms of the Octreotide Contingent Stock Rights Agreement upon the occurrence of the Milestone Date (as defined in the Octreotide Contingent Stock Rights Agreement), and (ii) perform and observe each and every covenant, condition, obligation and liability under the Octreotide Contingent Rights Agreement to be performed and observed by Indevus. Copies of the Stent Contingent Stock Rights Agreement and the Octreotide Contingent Stock Rights Agreement are also filed as Exhibit (a)(5)(C) and Exhibit (a)(5)(D), respectively, to the Schedule TO.

Conditions to Consummation of the Merger

Pursuant to the Merger Agreement, the respective obligations of Indevus, Endo and Purchaser to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	The approval of Indevus’ stockholders will have been obtained, if required by the DGCL;

•

No applicable law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction will be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

There will not be pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the Merger or the other transactions contemplated by the Merger Agreement;

•	Purchaser will have previously accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

Termination

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

(a)	by mutual written consent of Endo and Indevus;

(b)	by either Endo or Indevus:

(i)	if the Offer Closing will not have occurred by July 1, 2009 (the “Outside Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose failure to fulfill any covenant or agreement contained in the Merger Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or by such date;

(ii)	if any Judgment having the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement become final and nonappealable;

(c)	prior to the Offer Closing, by Endo, if Indevus will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clauses (v) or (vi) of “Conditions of the Offer” and (ii) is incapable of being cured, or is not cured, by Indevus within 20 calendar days following receipt of written notice of such breach or failure to perform from Endo;

(d)	by Endo:

(i)	at any time prior to the Offer Closing, upon an Indevus Adverse Recommendation Change; or

(ii)	if the Indevus Board fails to reaffirm publicly its recommendation to Indevus’ stockholders to tender their Shares in the Offer and to vote in favor of the Merger within seven days of Endo’s written request for such reaffirmation;

(e)	prior to the Offer Closing by Endo, if Indevus will have materially breached any of the no solicitation provisions;

(f)	prior to the Offer Closing by Indevus, if (i) Endo or Purchaser will have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would result in the representations and warranties of Endo and Purchaser contained in the Merger Agreement and in any certificate or other writing delivered by Endo or Purchaser pursuant to the thereto that are qualified by materiality or Parent Material Adverse Effect not being true and correct in all respects both as of the date of the Merger Agreement and as of the date of the Offer Closing (such date, the “Offer Closing Date”) as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct in all respects on and as of such earlier date) or (B) the representations and warranties of Endo and Purchaser in the Merger Agreement and in any certificate or other writing delivered by Endo or Purchaser pursuant thereto that are not so qualified not being true and correct in all material respects both as of the date of the Merger Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct in all material respects on and as of such earlier date); or (ii) Endo and Purchaser shall not have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and in the case of either (i) or (ii) above, such breach or failure to perform is incapable of being cured, or is not cured, by Endo within 20 calendar days following receipt of written notice of such breach or failure to perform from Indevus; or

(g)	by Indevus, at any time prior to Offer Closing, to accept and enter into a binding agreement with respect to a Superior Proposal; provided that for the termination of the Merger Agreement pursuant to this provision to be effected, Indevus will have complied with the no solicitation provisions regarding Company Takeover Proposals and Indevus will have paid the Company Termination Fee described below.

(h)	prior to the Offer Closing, by Endo, upon (1) any occurrence or event, the effect of which will be that an approved prescription pharmaceutical product using the HYDRON Technology (as defined in the Merger Agreement) is voluntarily or involuntarily recalled from the market due to safety or efficacy issues relating to the HYDRON Technology or (2) any regulatory occurrence or event that would reasonably be expected to materially and negatively affect future sales of any Product utilizing the HYDRON Technology.

Effect of Termination. Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

In the event that: (w) (A) prior to the Offer Closing, a Company Takeover Proposal will have been made to Indevus and such Company Takeover Proposal becomes publicly known prior to the Offer Closing or will have been made directly to the stockholders of Indevus generally prior to the Offer Closing and, in either case, such Company Takeover Proposal will not have been publicly withdrawn at least two business days prior to the Offer Closing or any entity will have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) the Merger Agreement is terminated by Endo pursuant to Indevus’ breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clauses (v) or (vi) of “Conditions of the Offer” and (ii) is incapable of being cured, or is not cured, by Indevus within 20 calendar days following receipt of written notice of such breach or failure to perform from Endo or prior to the Offer Closing by Endo, or Indevus materially breaches any of the no solicitation provisions and (c) within 12 months after such termination, Indevus enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal; or (x) (A) prior to the Offer Closing, a Company Takeover Proposal will have been made to Indevus or will have been made directly to the stockholders of Indevus generally or will have otherwise become publicly known or any entity will have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (B) the Merger Agreement is terminated by Endo or Indevus pursuant to the Offer Closing not having occurred by July 1, 2009; and (C) within 12 months after such termination, Indevus enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal; or (y) the Merger Agreement is terminated by Endo at any time prior to the Offer Closing, upon an Indevus Adverse Recommendation Change or if the Indevus Board fails to reaffirm publicly its recommendation to Indevus’ stockholders to tender their Shares in the Offer and to vote in favor of the Merger within seven days of Endo’s written request for such reaffirmation; or (z) the Merger Agreement is terminated by Indevus, at any time prior to Offer Closing, to accept and enter into a binding agreement with respect to a Superior Proposal, provided Indevus has complied with the no solicitation provisions regarding Company Takeover Proposals, then Indevus will pay Endo a fee equal to $20,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of termination pursuant to clause (w) or (x) above, Indevus will pay Endo 50% of the Company Termination Fee upon such termination and 50% of the Company Termination Fee on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

In the event that the Merger Agreement is terminated by Endo prior to the Offer Closing, pursuant to (A) Indevus having breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clauses (v) or (vi) of “Conditions of the Offer” and (ii) is incapable of being cured, or is not cured, by Indevus within 20 calendar days following receipt of written notice of such breach or failure to perform from Endo (and no amount is payable by Endo pursuant to the prior paragraph) or (B) the occurrence of a Hydron Impeding Event, for which the underlying cause underlying the termination for such Hydron Impeding Event is not an act of God, natural disaster, war (whether or not declared) or terrorism, then Indevus will pay Endo a fee equal to Endo’s out-of-pocket fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby but not in excess of $5,000,000 by wire transfer of same-day funds three (3) business days after the date of such termination of the Merger Agreement as referred to in this sentence; provided that the foregoing will not limit or be deemed to limit any liability of Indevus or damages or other remedy to which Endo may be entitled as a result of any willful breach of the Merger Agreement by Indevus. Indevus will not be obligated to make a payment under this paragraph if Indevus has paid or is required to pay the Company Termination Fee set forth in the prior paragraph, and any fees paid by Indevus under this paragraph will be credited against any such Company Termination Fee to the extent that such fee subsequently becomes payable by Indevus.

If Indevus fails promptly to pay the amount(s) due pursuant to this section, and, to obtain such payment, Endo commences a suit which results in a judgment against Indevus for the amount(s) due pursuant to this section, Indevus will pay to Endo its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Amendment

Subject to provisions of the Merger Agreement requiring, after the Offer Closing, a majority vote by the non-Endo designated directors of Indevus in order to authorize any amendment of the Merger Agreement by Indevus, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders Indevus; provided, however, that after any approval of the transactions contemplated by the Merger Agreement by the stockholders of Indevus, there may not be, without further approval of the stockholders of Indevus, any amendment of the Merger Agreement that changes the amount or the form of the consideration to be delivered under the Merger Agreement to the holders of Shares, or which by applicable law otherwise expressly requires the further approval of such stockholders. No amendment will be made to the Merger Agreement after the Effective Time. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Waiver

Subject to provisions requiring, after the Offer Closing, a majority vote by the non-Endo designated directors of Indevus in order to authorize any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Indevus, at any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party thereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Contingent Cash Consideration Agreements

Pursuant to the Merger Agreement, prior to the Offer Closing, Endo will enter into two separate agreements with American Stock Transfer & Trust Company (the “Paying Agent”), for the purpose of establishing the terms, policies and procedures by which those stockholders entitled to any of the Contingent Cash Consideration Payments, summarized above under “Introduction” will be paid.

Pursuant to the NEBIDO® Contingent Cash Consideration Agreement, within five business days of the NEBIDO® With Label Approval, the NEBIDO® Without Label Approval or NEBIDO® Net Sales Event, as applicable, Endo will provide the Paying Agent with a certificate stating that such approval or event has occurred and the payment date with respect on which such Contingent Cash Consideration Payment shall be made, which shall be within five business days of the date of such certificate. The Paying Agent will pay the applicable Contingent Cash Consideration Payment to the stockholders who tendered their Shares in the Offer or who are entitled to receive the Merger Consideration (as defined in the Merger Agreement) on the payment date specified in the certificate. Such Contingent Cash Consideration Payment will be equal to (i) $2.00, in the case of the NEBIDO® With Label Approval, (ii) $1.00, in the case of the NEBIDO® Without Label Approval or (iii) $1.00, in the case of the NEBIDO® Net Sales Event. Endo has agreed to deposit $175,000,000 in cash with a paying agent pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, which amount is approximately equal to the aggregate amount payable to Indevus stockholders if the NEBIDO® approval is obtained and is not subject to a “boxed warning” label (described above) by the FDA, and will be paid to the Indevus stockholders under the terms of the NEBIDO® Contingent Cash Consideration Agreement. Pursuant to the terms of the NEBIDO® Contingent Cash Consideration Agreement, the paying agent shall return any portion of such $175,000,000 that has not been paid to former holders of Shares to Endo on December 15, 2009, although Endo’s obligations to make payments to the Indevus stockholders may survive beyond that date. The foregoing summary is qualified in its entirety by reference to the complete text of the form of NEBIDO® Contingent Cash Consideration Agreement, which is filed as Exhibit 10.3 to the Current Report on Form 8-K filed by Endo with the Commission on January 5, 2009 to the Schedule TO, and which is incorporated herein by reference.

Pursuant to the Octreotide Contingent Cash Consideration Agreement, within five business days of the Octreotide Approval, Endo will provide the Paying Agent with a certificate stating that such approval or event has occurred and the date on which the $1.00 Contingent Cash Consideration Payment shall be made, which shall be within five business days of the date of such certificate. The Paying Agent will pay the $1.00 Contingent Cash Consideration Payment to the stockholders who tendered their Shares in the Offer or who are entitled to receive the Merger Consideration (as defined in the Merger Agreement) on the payment date specified in the certificate. The foregoing summary is qualified in its entirety by reference to the complete text of the form of Octreotide Contingent Cash Consideration Agreement, which is filed as Exhibit 10.4 to the Current Report on Form 8-K filed by Endo with the Commission on January 5, 2009, and which is incorporated herein by reference.

The right to receive future Contingent Cash Consideration Payments will be subject to certain procedures agreed to by the parties to the Contingent Cash Consideration Agreements. A list of all persons entitled to receive any Contingent Cash Consideration Payments will be maintained for the purposes of paying such Contingent Cash Consideration Payments.

Stockholder Tender Agreements

On January 5, 2009, certain stockholders, including directors and officers of Indevus and affiliates of one of the directors of Indevus entered into a Stockholder Tender Agreement with Purchaser and Endo, pursuant to which, among other things, each such stockholder agreed to irrevocably tender (and deliver any certificates evidencing) Shares, or cause its Shares to be irrevocably tendered, into the Offer promptly following, and in any event no later than the fifth business day following, the commencement of the Offer. Such stockholders are: Glenn L. Cooper, M.D., Michael W. Rogers, Noah D. Beerman, Mark S. Butler, Bobby W. Sandage, Jr., Ph.D., Malcolm Morville, Ph.D. and certain stockholders controlled by Sanders Morris Harris, an entity affiliated with James C. Gale, a director of the Company. An aggregate of 3,255,768 Shares, or approximately 4.2% of the outstanding Shares are subject to the Stockholder Tender Agreements. The foregoing summary is qualified in its entirety by reference to the complete text of the Form of Stockholder Tender Agreement, which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed by Endo with the Commission on January 5, 2009 and is incorporated herein by reference.

Supplemental Contingent Stock Rights Agreements

On April 17, 2007, in connection with Indevus’ acquisition of Valera Pharmaceuticals, Inc. (“Valera”), Indevus and American Stock Transfer & Trust Company entered into the Stent Contingent Stock Rights Agreement and the Octreotide Contingent Stock Rights Agreement (together, the “Contingent Stock Rights Agreements”), discussed above, in this section above under “Summary of the Merger Agreement—Covenants—Contingent Stock Rights” to confer certain contingent rights to receive Shares upon the holders of the common stock of Valera as consideration for such transaction. Such rights to receive Shares remain in full force and effect as of the date hereof. Certain of the applicable events that would trigger the right to receive Shares under the Contingent Stock Rights Agreements may occur in the future. The foregoing summary is qualified in its entirety by reference to the complete text of (i) the Stent Contingent Stock Rights Agreement and (ii) the Octreotide Contingent Stock Rights Agreement, each of which is incorporated herein by reference.

Pursuant to the Merger Agreement, prior to the Effective Time, each of Endo and Purchaser has agreed to execute supplemental agreements, providing that the Surviving Corporation will make all payments and perform and observe each and every covenant, condition, obligation and liability to be paid or performed by Indevus under the Contingent Stock Rights Agreements. Following the Offer Closing, in the event that Shares would be issuable pursuant to either or both of the Contingent Stock Rights Agreements, Endo will not issue Shares, but rather will issue to each holder of Contingent Stock Rights an amount in cash and contractual rights to Contingent Cash Consideration Payments equal to what such holder would have been entitled to receive had such Contingent Stock Rights been exercised for Shares immediately prior to the Offer Closing.

Confidentiality Agreement

On September 30, 2008, Indevus and Endo entered into a mutual non-disclosure agreement that provided each of them with certain protections in connection with the disclosure of confidential information for purposes of evaluating possible transactions (the “Confidentiality Agreement”). As a condition to being furnished

Confidential Information (as defined in the Confidentiality Agreement) of the other party, each of Endo and Indevus agreed, among other things, to keep such Confidential Information (as defined in the Confidentiality Agreement) confidential and to use it only in connection with evaluating a business relationship between Indevus and Endo. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

Effects of Inability to Consummate the Merger

If, following the consummation of the Offer, the Merger is not consummated for any reason (see “Conditions to Consummation of the Merger” above), Endo, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Endo or its subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, Indevus has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of Indevus to consist of persons designated by Purchaser (see “—The Merger Agreement—Directors”). As a result of its ownership of such Shares and right to designate nominees for election to the Indevus board of directors (assuming no waiver of the Minimum Tender Condition, which would require consent by Indevus), Endo indirectly will be able to control decisions of the Indevus board of directors and the decisions of Purchaser as a stockholder of Indevus. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If Endo controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Indevus, other than those affiliated with Endo, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

12.	Source and Amount of Funds

The Offer is not conditioned upon Endo’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Endo and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, the maximum amount payable for all Contingent Cash Consideration Payments and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be up to approximately $623.9 million, which is comprised of $351.8 million in initial cash consideration in respect of the Shares, up to approximately $234.6 million in Contingent Cash Consideration Payments in respect of the Shares and up to approximately $37.4 million in respect of the outstanding and unexercised options to acquire Shares. Endo has sufficient funds in cash to consummate the purchase of Shares in the Offer and the Merger Agreement and the other transactions described above, and will cause or arrange for Purchaser to have, sufficient funds in cash available to consummate such transactions.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash (including Contingent Cash Consideration Payments), (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (d) Endo and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date, to acquire the remaining outstanding Shares in the Merger and to pay all amounts payable with respect to each of the Contingent Cash Consideration Payments on the payment date applicable thereto.

13.	Conditions of the Offer

Notwithstanding any other provisions of the Offer, Purchaser will not be required to, and Endo will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares unless:

i)	there will have been validly tendered and not validly withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement) that number of Shares which, when added to the Shares already owned by Endo and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Tender Condition”);

ii)	Any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any other applicable foreign antitrust, competition or similar law will have expired or been terminated;

iii)	No applicable law and no permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction will be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

iv)	There will not be existing any temporary restraining order, preliminary injunction, pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the Offer Closing, the Merger or the other transactions contemplated by the Merger Agreement;

v)

(A) The representations and warranties of Indevus contained in the Merger Agreement and in any certificate or other writing delivered by Indevus pursuant thereto that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects both as of the date of the Merger Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct in all respects on and as of such earlier date) and (B) the representations and warranties of Indevus in the Merger Agreement and in any certificate or other writing delivered by Indevus pursuant thereto that are not so qualified will be true and correct in all material respects both as of the date of the Merger Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will be true and correct in all material respects on and as of such earlier date);

vi)	Indevus will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Offer Closing Date;

vii)	Indevus will have delivered to Endo a certificate, signed by the chief executive officer and chief financial officer of Indevus, to the effect that each of the conditions specified in (vi) and (vii) above has been satisfied;

viii)	Indevus will have delivered a duly executed certificate executed on behalf of Indevus certifying that Indevus is not a United States real property holding corporation (as defined in section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”)) in the form and manner that complies with section 1445 of the Code.

ix)	There will not be pending any suit, action or proceeding by any governmental entity seeking to prohibit or impose any material limitations on Endo’s ownership of Indevus or the operation of all or a material portion of Endo’s or Indevus’ businesses or assets (whether held directly or through subsidiaries), or to compel Endo or Indevus or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Endo or Indevus (whether held directly or through subsidiaries) in any such case which is reasonably likely to be materially adverse to Endo or to have a Company Material Adverse Effect;

x)	Since the date of the Merger Agreement there will not have been any occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect; and

xi)	Indevus and Endo will not have reached an agreement that the Offer or the Merger Agreement be terminated, and the Merger Agreement will not have been terminated in accordance with its terms.

The foregoing conditions will be in addition to, and not a limitation of, the rights of Endo and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

The foregoing conditions are for the benefit of Endo and Purchaser, may be asserted by Endo or Purchaser regardless of the circumstances giving rise to the failure of any such conditions to be satisfied and may be waived by Endo or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission. The failure by Endo or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that neither Indevus nor any of its subsidiaries will, between the date of the Merger Agreement and the Effective Time, directly or indirectly, or propose to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned subsidiary to Indevus or any other of its subsidiaries. See Section 11—“Purpose of the Offer and Plans for Indevus; Summary of the Merger Agreement and Certain Other Agreements—The Merger Agreement—Covenants.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Endo’s and Purchaser’s review of publicly available filings by Indevus with the Commission and other information regarding Indevus, Endo and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of Indevus and that might be adversely affected by the acquisition of Shares by Purchaser or Endo pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Endo pursuant to the Offer. In addition, except as set forth below, Endo and Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for Endo’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Endo and Purchaser currently expect that such approval or action, except as described below under “State Takeover laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Indevus’ or Endo’s business or that certain parts of Indevus’ or Endo’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Endo by virtue of Purchaser’s acquisition of Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Endo will be filing its Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as soon as reasonably practicable and the required waiting period will expire at 11:59 pm, New York Time on the 15th calendar day after the filing by Endo, unless earlier terminated by the FTC and the Antitrust Division or Endo receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Endo’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Endo’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. Although Indevus is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Indevus’ failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Endo’s acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the

Offer and Merger or the divestiture of substantial assets of Endo, Indevus or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—“Conditions of the Offer.”

Endo and Indevus also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Endo and Indevus are engaged, Endo and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

Based upon an examination of publicly available and other information relating to the businesses in which Indevus is engaged, however, Endo and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Endo and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—“Conditions of the Offer.”

Stockholder Approval. Indevus has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Indevus and the consummation by Indevus of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Indevus, and no other corporate proceedings on the part of Indevus are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Indevus’ certificate of incorporation, the Shares are the only securities of Indevus that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Indevus. Endo and Purchaser have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

Short-Form Merger. The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, Endo could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement, to effect the Merger without prior notice to, or any action by, any other stockholder of Indevus if permitted to do so under the DGCL. Even if Endo and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Endo and Purchaser could seek to purchase additional Shares in the open market, from Indevus or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

State Takeover laws. A number of states (including Delaware, where Indevus is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Indevus is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/ 3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Indevus has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has approved, for purposes of Section 203 of the DGCL and any other “fair price,” “moratorium,” control share acquisition,” “interested stockholder” or other similar statute or regulation that might be deemed applicable, the Offer, Merger, the Merger Agreement and the other agreements and transactions referred to therein and the transactions contemplated thereby, and irrevocably resolved to elect, to the extent permitted by law, for Indevus not to be subject to any anti-takeover laws. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, Indevus may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, which is attached as Exhibit (a)(5)(B) to the Schedule TO.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Endo nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.	Fees and Expenses

We have retained Morgan Stanley to act as our financial advisor in connection with our proposal to acquire Indevus. We have also retained the Depositary and the Information Agent in connection with the Offer. Each of Morgan Stanley, the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and Endo have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Indevus’ stockholders. Any solicitation which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Endo or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Endo, Purchaser, Indevus or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

BTB Purchaser Inc.

January 7, 2009

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF ENDO AND PURCHASER

ENDO

The following table sets forth information about Endo’s directors and executive officers as of January 7, 2009, each of whom is a citizen of the United States of America.

Name	Age	Position
John J. Delucca (1)(2)	65	Director
David P. Holveck	63	President, Chief Executive Officer, and a Director
Michael Hyatt (3)(4)	63	Director
Roger H. Kimmel (1)(3)(4)	62	Chairman of the Board of Directors
Clive A. Meanwell, M.D., Ph.D. (3)	51	Director
Joseph C. Scodari (2)(4)	55	Director
William F. Spengler (1)	54	Director
Ivan Gergel, M.D.	48	Executive Vice President, Research & Development
Caroline B. Manogue	40	Executive Vice President, Chief Legal Officer and Secretary
Edward J. Sweeney	39	Vice President, Controller and Principal Accounting Officer
Nancy J. Wysenski	51	Chief Operating Officer

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

(4)	Member of Transactions Committee

John J. Delucca has served as a Director since January 2006. Mr. Delucca was Executive Vice President and Chief Financial Officer of the REL Consultancy Group until his retirement in 2004. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance & Administration, of Coty, Inc., from 1999 to 2002. Mr. Delucca is currently a Non-Executive Director and chairs the Audit Committees of ITC Deltacom, Enzo Biochem, Inc. and The Elliot Company. He also serves as a Non-Executive Director and Deputy Chairman of the Audit Committee of British Energy PLC. Mr. Delucca is chairman of Endo’s Audit Committee and is a member of Endo’s Compensation Committee.

David P. Holveck was appointed President, Chief Executive Officer, and a Director of Endo in April 2008. Prior to joining Endo, Mr. Holveck was President of Johnson & Johnson Development Corporation and Vice President, Corporate Development of Johnson & Johnson since 2004. Mr. Holveck joined Johnson & Johnson as a company Group Chairman in 1999, following the acquisition of Centocor, Inc., by Johnson & Johnson. Mr. Holveck was Chief Executive Officer of Centocor, Inc., at the time of the acquisition. Mr. Holveck joined Centocor in 1983 and progressed through various executive positions. In 1992, he assumed the role of President and Chief Operating Officer and later that year was named President and Chief Executive Officer. Prior to joining Centocor, he held positions at General Electric Company, Corning Glass Works, and Abbott Laboratories. Mr. Holveck is a member of the Board of Trustees for the Fund for West Chester University and the Board of Directors of the Eastern Technology Council as well as the Board of Directors of Light Sciences Oncology, Inc.

Michael Hyatt has served as a Director since July 2000. Mr. Hyatt had been a Director of Algos Pharmaceutical Corporation since November 1996. Mr. Hyatt is currently a senior advisor to Irving Place Capital, a leading institutional private equity firm focused on making equity investments in middle-market companies. Until 2008, Mr. Hyatt was a Senior Managing Director of Bear Stearns & Co., Inc. Mr. Hyatt is chairman of Endo’s Transactions Committee and is a member of Endo’s Nominating and Governance Committee.

Roger H. Kimmel is currently Chairman of the Board of Endo. Mr. Kimmel became Chairman of the Board upon the retirement of founder Carol A. Ammon on May 30, 2007. Mr. Kimmel had been a Director of Algos Pharmaceutical Corporation since July 1996 and became a Director of Endo following its merger with Algos in July 2000. Mr. Kimmel has been Vice Chairman of Rothschild Inc., an investment banking firm, since January 2001. Previously, Mr. Kimmel was a partner of the law firm Latham & Watkins LLP for more than five years. Mr. Kimmel is also a director of Schiff Nutrition International, Inc. and PG&E Corporation. Mr. Kimmel is chairman of Endo’s Nominating & Governance Committee and is a member of Endo’s Audit Committee and Transactions Committee.

Clive A. Meanwell, M.D., Ph.D. has served as a Director since January 2003. Dr. Meanwell has been the Chairman, President and Chief Executive Officer of The Medicines Company since July 2004. From September 2001 through July 2004, Dr. Meanwell was the Executive Chairman of The Medicines Company. Previously, he served as Chairman, Chief Executive Officer and President since the inception of The Medicines Company in 1996. From 1995 to 1996, Dr. Meanwell was a partner and Managing Director of MPM Capital L.P., a venture capital firm. Prior to that, he held various positions of increasing scope and responsibility at Hoffmann-La Roche, Inc. from 1986 to 1995, most recently Senior Vice President. Dr. Meanwell is a member of Endo’s Nominating and Governance Committee.

Joseph C. Scodari was elected a Director of Endo on June 26, 2008. Mr. Scodari was Worldwide Chairman, Pharmaceuticals Group, of Johnson & Johnson, a diversified healthcare company, and a Member of Johnson & Johnson’s Executive Committee from March 1, 2005 until March 1, 2008. He joined Johnson & Johnson in 1999 as President of Centocor, Inc., a biotechnology company, when Johnson & Johnson acquired Centocor. At the time of that acquisition, he had been the President and Chief Operating Officer of Centocor and a member of Centocor’s Board of Directors since December 1997. In 2001, he was named Johnson & Johnson’s Company Group Chairman for the North American pharmaceutical business, and became a member of the Johnson & Johnson Pharmaceuticals Group Operating Committee. In 2003, Mr. Scodari was named Johnson & Johnson Company Group Chairman, Global Biopharmaceuticals. Mr. Scodari was recently appointed a Director of Covance Inc. Mr. Scodari is chairman of Endo’s Compensation Committee and a member of Endo’s Transactions Committee.

William F. Spengler was elected a Director of Endo on June 26, 2008. In July 2008, Mr. Spengler was appointed Executive Vice President and Chief Financial Officer of Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport. Until March 2008, he was Executive Senior Vice President and Chief Financial Officer at MGI Pharmaceuticals Inc., an oncology- and acute care-focused biopharmaceutical company, where he had worked since 2005. Prior to joining MGI Pharma, Mr. Spengler was Executive Vice President and Chief Financial Officer at Guilford Pharmaceuticals Inc., a bioscience company, from July 2004 to October 2005. From 2002 to 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., an orthopedic products company, and from 2000 to 2002, he was Principal of North Charles Investment Company. Mr. Spengler is a member of Endo’s Audit Committee.

Ivan Gergel, M.D. (48) was appointed Executive Vice President, Research & Development in April 2008. In this role, he has full responsibility for all of the Company’s R&D activities, including direct supervision of clinical research, pre-clinical R&D, medical affairs, marketed product development support, regulatory affairs, project management, drug safety and surveillance. From July 2005 until joining Endo in 2008, Dr. Gergel was Senior Vice President of Scientific Affairs and President of the Forest Research Institute of Forest Laboratories Inc., managing more than 900 physicians, scientists and staff at the Research Institute. Prior to that, Dr. Gergel served as Vice President and Chief Medical Officer at Forest and Executive Vice President of the Forest Research Institute. He joined Forest in 1998 as Executive Director of Clinical Research following nine years at SmithKline Beecham, and was named Vice President of Clinical Development and Clinical Affairs in 1999. Dr. Gergel received his M.D. from the Royal Free Medical School of the University of London and an M.B.A. from the Wharton School.

Caroline B. Manogue has served as Executive Vice President, Chief Legal Officer and Secretary since 2004 and was previously Endo’s Senior Vice President, General Counsel and Secretary. Prior to joining Endo in 2000, she was an Associate at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York City. At Endo, she is responsible for all aspects of the company’s legal function, including securities law, litigation, intellectual property and commercial law, as well as ensuring compliance with current laws and existing pharmaceutical company guidelines relating to, among other things, clinical, sales and marketing practices. In her capacity as Secretary, she is responsible for corporate governance matters and reports directly to the Board of Directors. She has more than 13 years’ experience in securities and M&A law. Ms. Manoque received her J.D. from Fordham Law School and her B.A. cum laude from Middlebury College.

Edward J. Sweeney, in his capacity as Endo’s Vice President, Controller, serves as Endo’s Principal Accounting Officer. Mr. Sweeney has been Vice President, Controller since June 2007 after having joined Endo in March 2004 as Director, Financial Reporting. Prior to joining Endo, Mr. Sweeney was a Senior Manager at Ernst & Young LLP, where he worked from September 1991 through March 2004. Mr. Sweeney is a licensed certified public accountant in the Commonwealth of Pennsylvania and holds a BS degree in Accounting from St. Joseph’s University.

Nancy J. Wysenski was appointed Chief Operating Officer on September 6, 2007. Ms. Wysenski, a 25-year pharmaceutical industry veteran, was most recently the President and CEO of EMD Pharmaceuticals, Inc., the U.S. subsidiary of German-based Merck KGaA for more than seven years. Prior to joining and co-founding EMD, Ms. Wysenski was the Senior Vice President of Operations at NetGenics, a start-up company specializing in sequencing software for use in drug discovery. Earlier, Ms. Wysenski held a number of positions of increasing scope and responsibility at Astra Merck, where she rose to Vice President of Sales. During her tenure at Astra Merck, she also served on the company’s operating board. Ms. Wysenski began her pharmaceutical industry career in 1984 at Merck Human Health as a sales representative following a successful career in nursing.

The common business address and telephone number for all the directors and executive officers is as follows:

c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard Chadds Ford, Pennsylvania 19317, telephone number: (610) 558-9800.

PURCHASER

The following table sets forth information about Purchaser’s directors and executive officers as of January 7, 2009, each of whom is a citizen of the United States of America.

Name	Age	Position
David P. Holveck	63	President, Chief Executive Officer, and a Director
Ivan Gergel, M.D.	48	Executive Vice President, Research & Development and a Director
Caroline B. Manogue	40	Executive Vice President, Chief Legal Officer and Secretary
Edward J. Sweeney	39	Vice President, Controller and Principal Accounting Officer
Nancy J. Wysenski	51	Chief Operating Officer and a Director

David P. Holveck was appointed President, Chief Executive Officer, and a Director of Endo in April 2008. Prior to joining Endo, Mr. Holveck was President of Johnson & Johnson Development Corporation and Vice President, Corporate Development of Johnson & Johnson since 2004. Mr. Holveck joined Johnson & Johnson as a company Group Chairman in 1999, following the acquisition of Centocor, Inc., by Johnson & Johnson. Mr. Holveck was Chief Executive Officer of Centocor, Inc., at the time of the acquisition. Mr. Holveck joined Centocor in 1983 and progressed through various executive positions. In 1992, he assumed the role of President and Chief Operating Officer and later that year was named President and Chief Executive Officer. Prior to joining Centocor, he held positions at General Electric Company, Corning Glass Works, and Abbott Laboratories. Mr. Holveck is a member of the Board of Trustees for the Fund for West Chester University and the Board of Directors of the Eastern Technology Council as well as the Board of Directors of Light Sciences Oncology, Inc.

Ivan Gergel, M.D. (48) was appointed Executive Vice President, Research & Development in April 2008. In this role, he has full responsibility for all of the Company’s R&D activities, including direct supervision of clinical research, pre-clinical R&D, medical affairs, marketed product development support, regulatory affairs, project management, drug safety and surveillance. From July 2005 until joining Endo in 2008, Dr. Gergel was Senior Vice President of Scientific Affairs and President of the Forest Research Institute of Forest Laboratories Inc., managing more than 900 physicians, scientists and staff at the Research Institute. Prior to that, Dr. Gergel served as Vice President and Chief Medical Officer at Forest and Executive Vice President of the Forest Research Institute. He joined Forest in 1998 as Executive Director of Clinical Research following nine years at SmithKline Beecham, and was named Vice President of Clinical Development and Clinical Affairs in 1999. Dr. Gergel received his M.D. from the Royal Free Medical School of the University of London and an M.B.A. from the Wharton School.

Caroline B. Manogue has served as Executive Vice President, Chief Legal Officer and Secretary since 2004 and was previously Endo’s Senior Vice President, General Counsel and Secretary. Prior to joining Endo in 2000, she was an Associate at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in New York City. At Endo, she is responsible for all aspects of the company’s legal function, including securities law, litigation, intellectual property and commercial law, as well as ensuring compliance with current laws and existing pharmaceutical company guidelines relating to, among other things, clinical, sales and marketing practices. In her capacity as Secretary, she is responsible for corporate governance matters and reports directly to the Board of Directors. She has more than 13 years’ experience in securities and M&A law. Ms. Manogue received her J.D. from Fordham Law School and her B.A. cum laude from Middlebury College.

Edward J. Sweeney, in his capacity as Endo’s Vice President, Controller, serves as Endo’s Principal Accounting Officer. Mr. Sweeney has been Vice President, Controller since June 2007 after having joined Endo in March 2004 as Director, Financial Reporting. Prior to joining Endo, Mr. Sweeney was a Senior Manager at Ernst & Young LLP, where he worked from September 1991 through March 2004. Mr. Sweeney is a licensed certified public accountant in the Commonwealth of Pennsylvania and holds a BS degree in Accounting from St. Joseph’s University.

Nancy J. Wysenski was appointed Chief Operating Officer on September 6, 2007. Ms. Wysenski, a 25-year pharmaceutical industry veteran, was most recently the President and CEO of EMD Pharmaceuticals, Inc., the U.S. subsidiary of German-based Merck KGaA for more than seven years. Prior to joining and co-founding EMD, Ms. Wysenski was the Senior Vice President of Operations at NetGenics, a start-up company specializing in sequencing software for use in drug discovery. Earlier, Ms. Wysenski held a number of positions of increasing scope and responsibility at Astra Merck, where she rose to Vice President of Sales. During her tenure at Astra Merck, she also served on the company’s operating board. Ms. Wysenski began her pharmaceutical industry career in 1984 at Merck Human Health as a sales representative following a successful career in nursing.

The common business address and telephone number for all the directors and executive officers is as follows:

c/o Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard Chadds Ford, Pennsylvania 19317, telephone number: (610) 558-9800.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Indevus or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company Operations Center	American Stock Transfer & Trust Company Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042 New York, New York 10272-2042	6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com